CAE Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Management’s Report on Internal Control Over Financial Reporting

Independent Auditor’s Report

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Earnings

Consolidated Statements of Changes in Shareholders’ Equity

Consolidated Statements of Comprehensive (Loss) Income

Consolidated Statement of Accumulated Other Comprehensive Loss

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NOTE 2 – CHANGES IN ACCOUNTING POLICIES

NOTE 3 – BUSINESS ACQUISITIONS AND COMBINATIONS

NOTE 4 – INVESTMENTS IN JOINT VENTURES

NOTE 5 – DISCONTINUED OPERATIONS

NOTE 6 – ACCOUNTS RECEIVABLE

NOTE 7 – INVENTORIES

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT

NOTE 9 – INTANGIBLE ASSETS

NOTE 10 – GOODWILL

NOTE 11 – OTHER ASSETS

NOTE 12 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

NOTE 13 – DEBT FACILITIES

NOTE 14 – DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES

NOTE 15 – INCOME TAXES

NOTE 16 – CAPITAL STOCK

NOTE 17 – STOCK-BASED COMPENSATION PLANS

NOTE 18 – CAPITAL MANAGEMENT

NOTE 19 – FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

NOTE 20 – SUPPLEMENTARY CASH FLOWS AND EARNINGS INFORMATION

NOTE 21 – CONTINGENCIES

NOTE 22 – COMMITMENTS

NOTE 23 – GOVERNMENT ASSISTANCE

NOTE 24 – EMPLOYEE FUTURE BENEFITS

NOTE 25 – RESTRUCTURING CHARGE

NOTE 26 – VARIABLE INTEREST ENTITIES

NOTE 27 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

NOTE 29 – COMPARATIVE FINANCIAL STATEMENTS

NOTE 30 – SUBSEQUENT EVENTS

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2010, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2010 was effective.

M. Parent                                                                                        A. Raquepas

President and Chief Executive Officer                                           Vice-president, Finance and Chief Financial Officer

Montreal (Canada)

May 13, 2010

Independent Auditor’s Report

To the Shareholders of CAE Inc.

We have completed integrated audits of the consolidated financial statements and internal control over financial reporting of CAE Inc. (the “Company”) as at March 31, 2010, 2009 and 2008. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of the Company as at March 31, 2010 and 2009, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive (loss) income, accumulated other comprehensive loss and cash flows for each of the three years in the period ended March 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial position as at March 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2010 in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2010 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at March 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

2 | CAE Year-End Financial Results 2010

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at
March 31, 2010 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

May 13, 2010

Montréal, Quebec, Canada

[1] Chartered accountant auditor permit No.12300

Consolidated Financial Statements

CAE Year-End Financial Results 2010 | 3

Consolidated Financial Statements

Consolidated Balance Sheets

As at March 31 (amounts in millions of Canadian dollars)	2010	2009
		Restated (Note 2)
Assets
Current assets
Cash and cash equivalents	$312.9	$195.2
Accounts receivable (Note 6)	237.5	322.4
Contracts in progress	220.6	215.3
Inventories (Note 7)	126.9	118.9
Prepaid expenses	33.7	31.3
Income taxes recoverable	24.3	11.5
Future income taxes (Note 15)	7.1	5.3
	$963.0	$899.9
Property, plant and equipment, net (Note 8)	1,147.2	1,302.4
Future income taxes (Note 15)	82.9	86.1
Intangible assets (Note 9)	125.4	99.5
Goodwill (Note 10)	161.9	159.1
Other assets (Note 11)	141.5	118.8
	$2,621.9	$2,665.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 12)	$467.8	$540.4
Deposits on contracts	199.7	203.8
Current portion of long-term debt (Note 13)	51.1	125.6
Future income taxes (Note 15)	23.0	20.9
	$741.6	$890.7
Long-term debt (Note 13)	441.6	354.7
Deferred gains and other long-term liabilities (Note 14)	200.5	184.9
Future income taxes (Note 15)	82.4	37.7
	$1,466.1	$1,468.0

Shareholders’ equity
Capital stock (Note 16)	$441.5	$430.2
Contributed surplus	10.9	10.1
Retained earnings	918.8	805.0
Accumulated other comprehensive loss	(215.4)	(47.5)
	$1,155.8	$1,197.8
	$2,621.9	$2,665.8

Contingencies and commitments (Notes 21 and 22)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Approved by the Board:

M. Parent                                                                                                      L. R. Wilson
Director                                                                                                        Director

4 | CAE Year-End Financial Results 2010

Consolidated Financial Statements

Consolidated Statements of Earnings

Years ended March 31 (amounts in millions of Canadian dollars, except per share amounts)
	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Revenue	$1,526.3	$1,662.2	$1,423.6
Earnings before restructuring, interest and income taxes	$264.1	$305.8	$250.6
Restructuring charge (Note 25)	34.1	–	–
Earnings before interest and income taxes (Note 27)	$230.0	$305.8	$250.6
Interest expense, net (Note 13)	26.0	20.2	17.5
Earnings before income taxes	$204.0	$285.6	$233.1
Income tax expense (Note 15)	59.5	83.4	69.7
Earnings from continuing operations	$144.5	$202.2	$163.4
Results of discontinued operations (Note 5)	–	(1.1)	(12.1)
Net earnings	$144.5	$201.1	$151.3
Basic and diluted earnings per share from continuing operations	$0.56	$0.79	$0.64
Basic earnings per share	$0.56	$0.79	$0.60
Diluted earnings per share	$0.56	$0.79	$0.59
Weighted average number of shares outstanding (basic) (Note 16)	255.8	254.8	253.4
Weighted average number of shares outstanding (diluted) (Note 16)(1)	255.8	255.0	254.6

(1)   For fiscal year 2010, the effect of stock options potentially exercisable was anti-dilutive; therefore, the basic and diluted weighted average number of shares outstanding are the same.

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Changes in Shareholders’ Equity

Year ended March 31, 2010 (amounts in millions of Canadian dollars, except number of shares)
	Common Shares		Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Number of Shares	Stated Value
Balance,
beginning of year	255,146,443	$430.2	$10.1	$805.0	$(47.5)	$1,197.8
Stock options exercised	1,327,220	7.5	–	–	–	7.5
Transfer upon exercise of stock options	–	3.4	(3.4)	–	–	–
Stock dividends	43,331	0.4	–	(0.4)	–	–
Stock-based compensation (Note 17)	–	–	4.2	–	–	4.2
Net earnings	–	–	–	144.5	–	144.5
Dividends	–	–	–	(30.3)	–	(30.3)
Other comprehensive loss	–	–	–	–	(167.9)	(167.9)
Balance,
end of year	256,516,994	$441.5	$10.9	$918.8	$(215.4)	$1,155.8

The total of Retained earnings and Accumulated other comprehensive loss for the year ended March 31, 2010 was $703.4 million (2009 –$757.5 million; 2008 – $512.1 million).

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2010 | 5

Consolidated Financial Statements

Year ended March 31, 2009 (amounts in millions of Canadian dollars, except number of shares)
	Common Shares		Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Number of Shares	Stated Value
Balance,
beginning of year, restated	253,969,836	$418.9	$8.3	$634.5	$(122.4)	$939.3
Stock options exercised	1,077,200	9.3	–	–	–	9.3
Transfer upon exercise of stock options	–	1.0	(1.0)	–	–	–
Stock dividends	99,407	1.0	–	(1.0)	–	–
Stock-based compensation (Note 17)	–	–	2.8	–	–	2.8
Net earnings, restated (Note 2)	–	–	–	201.1	–	201.1
Dividends	–	–	–	(29.6)	–	(29.6)
Other comprehensive income, restated (Note 2)	–	–	–	–	74.9	74.9
Balance,
end of year, restated	255,146,443	$430.2	$10.1	$805.0	$(47.5)	$1,197.8

Year ended March 31, 2008 (amounts in millions of Canadian dollars, except number of shares)
	Common Shares		Contributed Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Number of Shares	Stated Value
Balance,
beginning of year, as previously reported	251,960,449	$401.7	$5.7	$501.9	$(91.2)	$818.1
Adjustment for change in accounting policy (Note 2)	–	–	–	(8.6)	–	(8.6)
Balance,
beginning of year, restated	251,960,449	$401.7	$5.7	$493.3	$(91.2)	$809.5
Shares issued	169,851	0.8	–	–	–	0.8
Stock options exercised	1,814,095	13.9	–	–	–	13.9
Transfer upon exercise of stock options	–	2.2	(2.2)	–	–	–
Stock dividends	25,441	0.3	–	(0.3)	–	–
Stock-based compensation (Note 17)	–	–	4.8	–	–	4.8
Net earnings, restated (Note 2)	–	–	–	151.3	–	151.3
Dividends	–	–	–	(9.8)	–	(9.8)
Other comprehensive loss, restated (Note 2)	–	–	–	–	(31.2)	(31.2)
Balance,
end of year, restated	253,969,836	$418.9	$8.3	$634.5	$(122.4)	$939.3

The accompanying notes form an integral part of these Consolidated Financial Statements.

6 | CAE Year-End Financial Results 2010

Consolidated Financial Statements

Consolidated Statements of Comprehensive (Loss) Income

Years ended March 31 (amounts in millions of Canadian dollars)
	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Net earnings	$144.5	$201.1	$151.3
Other comprehensive (loss) income, net of income taxes:
Foreign currency translation adjustment
Net foreign exchange (losses) gains on translation of financial statements of self-sustaining foreign operations	$(225.0)	$113.5	$(49.4)
Net change in gains (losses) on certain long-term debt denominated in foreign currency and designated as hedges on net investments in self-sustaining foreign operations	18.3	(7.7)	15.7
Reclassifications to income	0.3	(1.9)	–
Income tax	(0.6)	(1.3)	(0.6)
	$(207.0)	$102.6	$(34.3)
Net changes in cash flow hedge
Net change in gains (losses) on derivative items designated as hedges of cash flows	$58.1	$(48.8)	$29.7
Reclassifications to income or to the related non-financial assets or liabilities	(2.2)	10.4	(25.2)
Income tax	(16.8)	10.7	(1.4)
	$39.1	$(27.7)	$3.1
Total other comprehensive (loss) income	$(167.9)	$74.9	$(31.2)
Comprehensive (loss) income	$(23.4)	$276.0	$120.1

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statement of Accumulated Other Comprehensive Loss

As at and for the year ended March 31, 2010 (amounts in millions of Canadian dollars)	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Loss
Balance in accumulated other comprehensive loss, beginning of year, as previously reported	$(20.4)	$(28.1)	$(48.5)
Adjustment for change in accounting policy (Note 2)	1.0	–	1.0
Balance in accumulated other comprehensive loss, beginning of year, restated	$(19.4)	$(28.1)	$(47.5)
Details of other comprehensive loss:
Net change in (losses) gains	(206.7)	58.1	(148.6)
Reclassifications to income or to the related non-financial assets or liabilities	0.3	(2.2)	(1.9)
Income tax	(0.6)	(16.8)	(17.4)
Total other comprehensive loss for the year	$(207.0)	$39.1	$(167.9)
Balance in accumulated other comprehensive loss, end of year	$(226.4)	$11.0	$(215.4)

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2010 | 7

Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended March 31 (amounts in millions of Canadian dollars)
	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Operating activities
Net earnings	$144.5	$201.1	$151.3
Results of discontinued operations (Note 5)	–	1.1	12.1
Earnings from continuing operations	$144.5	$202.2	$163.4
Adjustments to reconcile earnings to cash flows from operating activities:
Depreciation	75.4	71.3	60.6
Financing cost amortization	0.8	0.8	0.8
Amortization of intangible and other assets	17.8	17.6	14.9
Future income taxes (Note 15)	27.2	8.5	26.9
Investment tax credits	(8.6)	19.9	15.4
Stock-based compensation plans (Note 17)	13.9	(11.5)	(0.8)
Employee future benefits, net (Note 24)	(1.4)	0.4	0.1
Amortization of other long-term liabilities	(7.3)	(9.6)	(6.8)
Other	8.3	(10.1)	(0.6)
Changes in non-cash working capital (Note 20)	(3.6)	(95.1)	(16.9)
Net cash provided by operating activities	$267.0	$194.4	$257.0
Investing activities
Business acquisitions, net of cash and cash equivalents acquired (Note 3)	$(34.7)	$(41.5)	$(41.8)
Capital expenditures	(130.9)	(203.7)	(189.5)
Proceeds from the disposal of property, plant and equipment	8.8	–	–
Deferred development costs	(14.6)	(10.5)	(16.5)
Other	(13.0)	(5.7)	(5.5)
Net cash used in investing activities	$(184.4)	$(261.4)	$(253.3)
Financing activities
Proceeds from long-term debt, net of transaction costs and the hedge accounting adjustment (Note 13)	$191.0	$50.3	$141.1
Repayment of long-term debt (Note 13)	(118.7)	(27.8)	(37.4)
Proceeds from capital lease (Note 13)	21.6	–	–
Repayment of capital lease (Note 13)	(2.0)	–	–
Dividends paid	(30.3)	(29.6)	(9.8)
Common stock issuance (Note 16)	7.5	9.3	13.9
Other	(1.9)	(13.4)	(5.9)
Net cash provided by (used in) financing activities	$67.2	$(11.2)	$101.9
Effect of foreign exchange rate changes on cash and cash equivalents	$(32.1)	$17.7	$(0.1)
Net increase (decrease) in cash and cash equivalents	$117.7	$(60.5)	$105.5
Cash and cash equivalents, beginning of year	195.2	255.7	150.2
Cash and cash equivalents, end of year	$312.9	$195.2	$255.7

Supplementary Cash Flows Information (Note 20)

The accompanying notes form an integral part of these Consolidated Financial Statements.

8 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Years ended March 31, 2010, 2009 and 2008 (amounts in millions of Canadian dollars)

NOTE 1 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

CAE Inc. (or the Company) designs, manufactures and supplies simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers and healthcare education and service providers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through four segments:

(i)    Simulation Products/Civil (SP/C) – Designs, manufactures and supplies civil flight simulators, training devices and visual systems;

(ii)   Simulation Products/Military (SP/M) – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;

(iii)  Training & Services/Civil (TS/C) – Provides business and commercial aviation training for all flight and ground personnel and all associated services;

(iv)  Training & Services/Military (TS/M) – Supplies turnkey training services, support services, systems maintenance and modelling and simulation solutions.

Generally accepted accounting principles and financial statements presentation

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). In some respects, these accounting principles differ from United States generally accepted accounting principles (U.S. GAAP). The main differences are described in Note 28.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires CAE’s management (management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses for the period reported. Management reviews its estimates on an ongoing basis, particularly as they relate to accounting for long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets, asset retirement obligations, fair value of certain financial instruments, goodwill and intangible assets, based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates.

Basis of consolidation

The consolidated financial statements include the accounts of CAE Inc. and of all its majority owned subsidiaries, and variable interest entities for which the Company is the primary beneficiary. They also include the Company’s proportionate share of assets, liabilities and earnings of joint ventures in which the Company has an interest (refer to Note 4). All significant intercompany accounts and transactions have been eliminated. The investments over which the Company exercises significant influence are accounted for using the equity method and portfolio investments are accounted at fair value unless there is no quoted price in an active market.

The Company determines if a variable interest entity (VIE) (a party with an ownership, contractual or other financial interest) should be consolidated if it is exposed to a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party is exposed to a majority of the VIE’s losses), or both (the primary beneficiary). The Company revises its determination of the accounting for VIEs when certain events occur, such as changes in governing documents or contractual arrangements. Refer to Note 26 for additional information.

CAE Year-End Financial Results 2010 | 9

Notes to the Consolidated Financial Statements

Revenue recognition

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain.

Under this method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract. Recognized revenues and margins are subject to revisions as the contract progresses to completion. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earning estimates is reflected in the period in which the need for a revision becomes known. Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience. Generally, no right of return or complementary upgrade is provided to customers. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is generally recognized in earnings on a straight-line method over the contract period. In situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Spare parts

Revenue from the sale of spare parts is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

Software arrangements

The Company also enters into software arrangements to sell, independently or in multiple-element arrangements, software, services, maintenance and software customization. Revenue is recognized as follows:

(i)        Stand-alone products

Revenue from software licensing arrangements that do not require significant production, modification, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

(ii)        Consulting services

Revenues arising from direct consulting or training services that are provided to customers are recognized as the services are rendered.

(iii)       Maintenance

           Maintenance and support revenues are recognized ratably over the term of the related agreements.

(iv)      Long-term software arrangements

           Revenues from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software are recognized under the percentage-of-completion method.

Training services

Revenue from training services is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, recovery is reasonably certain and the services have been rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in earnings on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual flown hours.

Multiple-element arrangements

The Company sometimes enters into multiple-element revenue arrangements, which may include a combination of the design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. A multiple-element arrangement is separated into more than one unit of accounting, and applicable revenue recognition criteria are considered separately for the different units of accounting if all of the following criteria are met:

(i)    The delivered item has value to the customer on a stand-alone basis;

(ii)   There is objective and reliable evidence of the fair value of the undelivered item (or items);

(iii)  If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The allocation of the revenue from a multiple deliverable agreement is based on fair value of an undelivered item as evidenced by the price of the item regularly charged by the Company on an individual basis. The Company enters into stand-alone transactions on a regular basis in regards to the sale of spare parts and maintenance arrangements; therefore the price charged when the elements are sold separately is readily available. The process for determining fair value of undelivered items, with respect to the design, engineering and manufacturing of flight simulators, entails evaluating each transaction and taking into account the unique features of each deal.

10 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Foreign currency translation

Self-sustaining foreign operations

Assets and liabilities of self-sustaining foreign operations are translated at exchange rates in effect at the balance sheet date and revenue and expenses are translated at the average exchange rates for the period. Foreign exchange gains or losses arising from the translation into Canadian dollars are included in accumulated other comprehensive loss. Translation gains or losses related to long-term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges of the overall net investments in self-sustaining foreign operations are also included in accumulated other comprehensive loss.

Amounts related to foreign currency translation in accumulated other comprehensive loss are released to the consolidated statement of earnings when the Company reduces its overall net investment in foreign operations, including a reduction in capital or through the settlement of long-term intercompany balances, which have been considered part of the Company’s overall net investment.

Foreign currency transactions

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the functional currency and revenue and expense items are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at date of purchase.

Accounts receivable

Receivables are carried at cost net of a provision for doubtful accounts, based on expected recoverability. The Company is involved in a program under which it sells certain of its accounts receivable to a third party for cash consideration without recourse to the Company. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable. Losses and gains on these transactions are recognized in earnings.

Contracts in progress

Contracts in progress resulting from applying the percentage-of-completion method consist of materials, direct labour, relevant manufacturing overhead and estimated contract margins.

Effective April 1, 2009, contracts in progress are presented as a separate line item on the consolidated balance sheets. In prior years, contracts in progress were presented as part of inventories, previously named long-term contracts.

Inventories

Work in progress is stated at the lower of specific identification of cost and net realizable value. The cost of work in progress includes material, labour, and an allocation of manufacturing overhead, based on normal operating capacity.

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of specific identification of cost and net realizable value.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. In the case of raw materials and spare parts, replacement cost is generally the best measure of net realizable value.

Long-lived assets

Property, plant and equipment and amortization

Property, plant and equipment are recorded at cost less accumulated depreciation, net of any impairment charges. The declining balance and straight-line methods are used to calculate amortization over the estimated useful lives of the assets as follows:

	Method	Rates / Years
Building and improvements	Declining balance / Straight line	2.5 to 10% / 10 to 20 years
Simulators	Straight line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance / Straight line	20 to 35% / 3 to 10 years
Aircraft	Straight line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

CAE Year-End Financial Results 2010 | 11

Notes to the Consolidated Financial Statements

Asset retirement obligations

Asset retirement obligations are recognized in the period in which the Company incurs a legal obligation associated with the retirement of an asset. The obligation is measured initially at fair value discounted to its present value using a credit-adjusted risk-free interest rate, and the resulting costs are capitalized into the carrying value of the related assets. The liability is accreted through charges to earnings. Costs related to asset retirement obligations are depreciated over the remaining useful life of the underlying asset.

The Company has a known conditional asset retirement obligation for asbestos remediation activities to be performed in the future, that is not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, this obligation has not been recorded in the consolidated financial statements because the fair value cannot be reasonably estimated. A liability for this obligation will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

Leases

Leases for which substantially all the benefits and risks of ownership are transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed on a straight-line basis over the terms of the lease. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the net gains in excess of the residual value guarantees are amortized over the term of the lease. When at the time of the sale and leaseback transactions, the fair value of the asset is less than the carrying value, the difference is recognized as a loss. The residual value guarantees are ultimately recognized in earnings upon expiry of the related sale and leaseback agreement unless the Company decides to exercise its early buy-out options, when applicable at fair value. Then, the related deferred gain from the residual value guarantee is applied against the cost of the asset.

Interest capitalization

Interest costs relating to the construction of simulators, buildings for training centres and other internally developed assets are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the asset is completed and ready for productive use.

Intangible assets with definite useful lives and amortization

Intangible assets with definite useful lives are initially recorded at cost being their fair value at the acquisition date. Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

	Amortization Period	Weighted Average Amortization Period
Deferred development costs	Not exceeding 5 years	5
Trade names	2 to 20 years	18
Customer relationships	3 to 10 years	9
Customer contractual agreements	5 to 12 years	11
Technology	5 to 10 years	10
Enterprise resource planning and other software	1 to 10 years	7
Other intangible assets	1 to 20 years	15

Research and development (R&D) costs

Research costs are charged to consolidated earnings in the period in which they are incurred. Development costs are also charged to earnings in the period incurred unless they meet all the specific deferral criteria and their recovery is reasonably assured. Government contributions arising from research and development activities are deducted from the related costs or capital expenditures. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to earnings based on anticipated sales of the product, when possible, over a period not exceeding five years using the straight-line method.

Impairment of long-lived assets

Long-lived assets or asset groups are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their carrying amounts to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

12 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Other assets

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities and sale and leaseback agreements are included in other assets and amortized on a straight-line basis over the term of the related financing agreements.

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business acquisition arrangements.

Business combinations and goodwill

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired business are included in the consolidated statements of earnings from their respective dates of acquisition.

Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate a potential impairment in value.

The impairment test consists of a comparison of the fair value of the Company’s reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, the Company compares, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in consolidated net earnings.

Income taxes and investment tax credits

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

This method also requires the recognition of future tax benefits, such as for net operating loss carryforwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will not be realized.

Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse.

The Company does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net earnings when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on management’s best estimates. Differences between the estimates and the ultimate amounts of taxes and ITCs are recorded in net earnings at the time they can be determined.

Stock-based compensation plans

The Company’s stock-based compensation plans consist of five categories of plans: Employee Stock Option Plan (ESOP), Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and
Long-Term Incentive Restricted Share Unit (LTI-RSU) plan. All plans are described in Note 17.

The Company recognizes the stock-based compensation expense for employees who will become eligible for retirement during the vesting period over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense is recognized at that date unless the employee is under contract, in which case, the compensation expense is recognized over the term of the contract.

The Company estimates the fair value of options using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly-subjective assumptions including expected stock price volatility. Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders’ equity.

Compensation expense is also recognized for the Company’s portion of the contributions made under the ESPP and for the grant date amount of vested units at their respective valuations for the DSU, LTI-DSU and LTI-RSU plans. For DSU and LTI-DSUs, the Company accrues a liability based on the market price of the Company’s common shares. The fair value of the LTI-RSUs liability is determined using a binomial model. Any subsequent changes in the Company’s stock price affect the compensation expense. The Company has entered into equity swap agreements with a major Canadian financial institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

CAE Year-End Financial Results 2010 | 13

Notes to the Consolidated Financial Statements

CAE’s practice is to issue options and units in the first quarter of each fiscal year or at the time of hiring of new employees or making new appointments. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

Employee future benefits

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, the relevant assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service lives of active employees at the date of amendment.

When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when an event gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Earnings per share

Earnings per share are calculated by dividing consolidated net earnings available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

Disposal of long-lived assets and discontinued operations

Long-lived assets to be disposed of by sale are measured at the lower of their carrying amounts or fair value less selling costs and are not amortized as long as they are classified as assets to be disposed of by sale. Operating results of a company’s components disposed of by sale or being classified as held-for-sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the Company’s current operations pursuant to the disposal and if the Company does not have significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise includes operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company’s operations and cash flows.

Financial instruments and hedging relationships

Financial instruments
Financial assets and financial liabilities

Financial assets and financial liabilities, including derivatives, are recognized on the consolidated balance sheet when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. Subsequent measurement of the financial instruments is based on their classification as described below. Financial assets and financial liabilities are classified into one of these five categories: held–for-trading, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics.

Held-for-trading

Financial instruments classified as held–for-trading are carried at fair value at each balance sheet date with the change in fair value recorded in net earnings. The held-for-trading classification is applied when a financial instrument:

-         Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

-         Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

-         Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

-         Has been irrevocably designated as such by the Company (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables and other financial liabilities are carried at amortized cost using the effective interest method. Interest income or expense is included in net earnings in the period.

14 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Available-for-sale

Financial instruments classified as available-for-sale are carried at fair value at each balance sheet date. Unrealized gains and losses, including changes in foreign exchange rates, are recognized in other comprehensive income (loss) (OCI) in the period in which the changes arise and are transferred to earnings when the assets are derecognized or other than temporary impairment occurs. Securities classified as available-for-sale which do not have a readily available market value are recorded at cost.

As a result, the following classifications were determined:

(i)     Cash and cash equivalents, restricted cash and all derivative instruments are classified as held-for-trading;

(ii)    Accounts receivable and long-term receivables are classified as loans and receivables, except for those that the Company intends to sell immediately or in the near term, which are classified as held-for-trading;

(iii)   Portfolio investments are classified as available-for-sale;

(iv)   Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as capital lease obligations are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method;

(v)    To date, the Company has not classified any financial asset as held-to-maturity.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified as held-for-trading) are included in the fair value initially recognized for those financial instruments. These costs are amortized to earnings using the effective interest rate method.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated balance sheet when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities respectively.

Hedge accounting
Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Method of accounting

When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, a firm commitment or a forecasted transaction (cash flow hedges).

Fair value hedge

The Company has outstanding and discontinued interest rate swap agreements, which it designates or has designated as fair value hedges related to variations of the fair value of its long-term debt due to changes in LIBOR interest rates. For fair value hedges outstanding, gains or losses arising from the measurement of derivative hedging instruments at fair value and attributable to the hedged risks are accounted for as an adjustment to the carrying amount of hedged items and are recorded in earnings. However, for fair value hedges that were discontinued prior to the adoption of financial instrument standards, carrying amounts of hedged items are adjusted by the remaining balances of any deferred gains or losses on the hedging items. The adjustment is amortized in earnings.

Cash flow hedge

When all the critical terms of the hedging items and the hedged item coincide (such as dates, quantities and delivery location), the Company assumes the hedge to be perfectly effective against changes in the overall fair value of the hedged item. Otherwise, the amounts and timing of future cash flows are projected on the basis of their contractual terms and estimated progress on projects. The aggregate cash flows, over time, form the basis for identifying the effective portion of gains and losses on the derivative instruments designated as cash flow hedges. The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in comprehensive income (loss). Any gain or loss in fair value relating to the ineffective portion is recognized immediately in the consolidated net earnings. Amounts accumulated in OCI are reclassified to earnings in the period in which the hedged item affects earnings. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously deferred in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in consolidated net earnings as the related non-financial assets are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting or when the hedging instrument expires or is sold. Any cumulative gain or loss existing in OCI at that time remains in OCI until the hedged item is eventually recognized in earnings. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was reported in OCI is recognized immediately in earnings.

CAE Year-End Financial Results 2010 | 15

Notes to the Consolidated Financial Statements

Hedge of self-sustaining foreign operations

The Company has designated certain long-term debt as a hedge of its overall net investment in self-sustaining foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI, net of tax and is limited to the translation gain or loss on the net investment, while the ineffective portion is recorded in earnings.

Comprehensive income (loss)

Comprehensive income represents the change in shareholders’ equity, from transactions and other events and circumstances from non-owner sources.

OCI refers to revenues, expenses, gains and losses that are recognized in comprehensive income (loss), but excluded from consolidated net earnings. OCI includes net changes in unrealized foreign exchange gains (losses) on translating financial statements of self-sustaining foreign operations, net changes in gains (losses) on items designated as hedges on net investments and as cash flow hedges, reclassifications to income or to the related non-financial assets or liabilities and net changes on financial assets classified as available-for-sale, as well as income tax adjustments.

Government assistance

Contributions from Industry Canada under the Technology Partnerships Canada (TPC) program and from Investissement Québec programs for costs incurred in Project Genèse, Project Phoenix and in previous R&D programs are recorded as a reduction of costs or as a reduction of capitalized expenditures.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated statements of earnings when royalties become due.

The Company recognizes the government of Canada’s participation in Project Falcon as an interest-bearing long-term obligation. The initial measurement of the accounting liability recognized to repay to the lender is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Severance, termination benefits and costs associated with exit and disposal activities

The Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when management commits to a plan that specifically identifies all significant actions to be taken and such termination benefits are communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive. All other costs associated with restructuring, exit and disposal activities are recognized in the period in which they are incurred.

Disclosure of guarantees

The Company discloses information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees.

Note 2 – CHANGES IN ACCOUNTING POLICIES

Intangible assets

Effective April 1, 2009, the Company adopted CICA Handbook Section 3064, Goodwill and Intangible Assets, which replaced Sections 3062, Goodwill and Other Intangible Assets, and 3450, Research and Development Costs. The new Section 3064 incorporates material from International Accounting Standard (IAS) 38, Intangible Assets, addressing when an internally developed intangible asset meets the criteria for recognition as an asset. EIC-27, Revenues and Expenditures during the Pre-Operating Period, no longer applies to entities that have adopted Section 3064.

Since adopting the new standard, the Company expenses its pre-operating costs as they are incurred. The impact of adopting this accounting standard, on a retrospective basis, to the Company’s consolidated statement of earnings for years ended March 31, is:

(amounts in millions)	2009	2008
Deferred pre-operating costs, net of non-cash items	$2.2	$(0.9)
Income tax adjustment	(0.5)	(0.5)
Adjustment to net earnings	$1.7	$(1.4)

The following summarizes the impact to earnings per share upon adoption of this accounting standard, on a retrospective basis:

	2009	2008
Basic and diluted earnings per share from continuing operations	$–	$(0.01)
Basic earnings per share	0.01	–
Diluted earnings per share	0.01	(0.01)

16 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

As at March 31, 2009, the impact of adopting this change to other assets on the Company’s consolidated balance sheet was a decrease of $10.4 million. The retained earnings at April 1, 2007 decreased by $8.6 million, net of tax recovery of $3.6 million.

The Company’s treatment regarding R&D costs was not impacted as a result of this change in accounting standard. Upon adoption of Section 3064, the Company has reclassified its deferred costs from other assets to intangible assets.

Financial instruments – disclosures

In September 2009, the AcSB amended CICA Handbook Section 3862, Financial Instruments – Disclosures, to require enhanced disclosures about the relative reliability of the data (or “inputs”) that an entity uses in measuring the fair values of its financial instruments and to reinforce existing principles of disclosures about liquidity risk. The Company adopted these amendments during fiscal 2010.

Future changes to accounting standards
International Financial Reporting Standards (IFRS)

In February 2008, the AcSB confirmed that Canadian GAAP, for publicly accountable enterprises in Canada, will be converged with IFRS with a changeover date on January 1, 2011. As a result, the Company is required to prepare its consolidated financial statements in accordance with IFRSs for interim and annual financial statements relating to fiscal year beginning April 1, 2011. The Company is currently evaluating the impact of adopting IFRS on its consolidated financial statements.

Business Combinations, Consolidated Financial Statements and Non-Controlling Interests

In December 2008, the AcSB approved three new accounting standards CICA Handbook Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements, and Section 1602, Non-Controlling Interests, replacing Section 1581, Business Combinations and Section 1600, Consolidated Financial Statements. Section 1582 provides the Canadian equivalent to IFRS 3 – Business Combinations (January 2008) and Sections 1601 and 1602 to IAS 27 – Consolidated and Separate Financial Statements (January 2008). Section 1582 requires additional use of fair value measurements, recognition of additional assets and liabilities, and increased disclosure for the accounting of a business combination. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Entities adopting Section 1582 will also be required to adopt Sections 1601 and 1602. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements. These standards will require a change in the measurement of non-controlling interests and will require the non-controlling interests to be presented as part of shareholders’ equity on the balance sheet. In addition, the net earnings will include 100% of the subsidiary’s results and will be allocated between the controlling interest and non-controlling interest. These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. Earlier adoption is permitted. All three standards are effective at the same time Canadian public companies will have adopted IFRS, for fiscal year beginning on or after January 1, 2011. The Company is currently evaluating the impact of these standards on its consolidated financial statements.

Multiple Deliverable Revenue Arrangements

In December 2009, the Emerging Issues Committee issued EIC-175, Multiple Deliverable Revenue Arrangements, which changes the level of evidence of the standalone selling price required to separate deliverables when more objective evidence of the selling price is not available. This new standard is effective for revenue arrangements with multiple deliverables entered into or materially modified in the first annual fiscal period beginning on or after January 1, 2011 and is applicable on a prospective basis. Early adoption is permitted as at the beginning of a fiscal year. The Company is currently evaluating the impact of adopting EIC-175 on its consolidated financial statements.

NOTE 3 – BUSINESS ACQUISITIONS AND COMBINATIONS

Fiscal 2010 acquisitions

The Company acquired five businesses for a total cost, including acquisition costs and excluding balance of purchase price, of $30.7 million which was paid in cash. The allocation of certain of these purchase prices are preliminary and are expected to be completed in the near future. The total cost does not include potential additional consideration of $27.9 million that is contingent on certain conditions being satisfied, which, if met, would be recorded as additional goodwill.

Bell Aliant’s Defence, Security and Aerospace

During the first quarter, the Company acquired Bell Aliant’s Defence, Security and Aerospace (DSA) business unit through an asset purchase agreement. DSA supplies real-time software and systems for simulation training defence and integrated lifecycle information management for the aerospace and defence industries. The working capital adjustment remains unsettled and is currently in dispute.

Seaweed Systems Inc.

During the second quarter, the Company acquired Seaweed Systems Inc. (Seaweed). Seaweed has embedded graphics solutions for the military and aerospace market, with experience in the development of safety critical graphic drivers.

ICCU Imaging Inc.

During the third quarter, the Company acquired ICCU Imaging Inc. (ICCU). ICCU specializes in developing multimedia educative material and offering educational solutions to help medical providers perform a focused bedside ultrasound examination.

CAE Year-End Financial Results 2010 | 17

Notes to the Consolidated Financial Statements

VIMEDIX Virtual Medical Imaging Training Systems Inc.

During the fourth quarter, the Company acquired VIMEDIX Virtual Medical Imaging Training Systems Inc. (VIMEDIX). VIMEDIX specializes in developing virtual reality animated transthoracic echocardiograph simulators and advanced echographic simulation training.

Immersion Corporation’s Medical Simulation

During the fourth quarter, the Company acquired part of Immersion Corporation’s (Immersion) medical simulation business unit through an asset purchase agreement. Immersion’s medical line of business designs, manufactures, and markets computer-based virtual reality simulation training systems which allow clinicians and students to practice and improve minimally invasive surgical skills.

Fiscal 2009 acquisitions

The Company acquired three businesses for a total cost, including acquisition costs, of $64.3 million which was payable primarily in cash of $43.9 million and assumed debt of $20.4 million.

Sabena Flight Academy

During the first quarter of fiscal 2009, the Company acquired Sabena Flight Academy (Sabena). Sabena offers cadet training, advanced training and aviation consulting for airlines and self-sponsored pilot candidates.

During the third quarter of fiscal 2010, the Company recorded an additional purchase price of $4.2 million settled in cash as a final settlement of contingent consideration. The additional purchase price was recorded as goodwill.

Academia Aeronautica de Evora S.A.

During the second quarter of fiscal 2009, the Company increased its participation in Academia Aeronautica de Evora S.A. (AAE) to 90% in a non-cash transaction.

During the second quarter of fiscal 2010, the Company adjusted the goodwill, initially recorded at $3.7 million, to $4.7 million.

Kestrel Technologies Pte Ltd

During the third quarter of fiscal 2009, the Company acquired Kestrel Technologies Pte Ltd (Kestrel) which provides consulting and professional services, and provides simulator maintenance and technical support services.

During the third quarter of fiscal 2010, the Company recorded an additional purchase price of $0.2 million settled in cash. The additional purchase price was recorded as goodwill.

Fiscal 2008 acquisitions

The Company acquired four businesses for a total cost, including acquisition costs, of $52.4 million which was payable primarily in cash.

Engenuity Technologies Inc.

During the first quarter of fiscal 2008, the Company acquired Engenuity Technologies Inc. (Engenuity) which develops commercial-off-the-shelf (COTS) simulation and visualization software for the aerospace and defence markets.

MultiGen-Paradigm Inc.

During the first quarter of fiscal 2008, the Company acquired MultiGen-Paradigm Inc. (MultiGen), a supplier of real-time COTS software for creating and visualizing simulation solutions and creating industry standard visual simulation file formats.

Macmet Technologies Limited

During the second quarter of fiscal 2008, the Company acquired 76% of the outstanding shares of Macmet Technologies Limited (Macmet). Macmet assembles, repairs and upgrades flight simulators, tank and gunnery trainers, as well as develops software required for simulations.

As part of this agreement, the Company was given a call option on the remaining 24% of outstanding shares. The call option expires six years from the acquisition completion date. At the expiry of the call option period, the remaining shareholders of Macmet can exercise a put option and require the Company to purchase the remaining outstanding shares. As such, the Company considers that all outstanding shares have been purchased and 100% of Macmet’s results have been consolidated by the Company since the acquisition date.

Flightscape Inc.

During the second quarter of fiscal 2008, the Company acquired Flightscape Inc. (Flightscape), which provides expertise in flight data analysis and flight sciences and develops software solutions that enable the effective study and understanding of recorded flight data to improve safety, maintenance and flight operations.

During the third quarter of fiscal 2009, the Company recorded an additional purchase price for Flightscape of $3.0 million settled in cash. The additional purchase price was recorded as goodwill.

18 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Summary of total net assets of all acquisitions

(amounts in millions)	2010	2009	2008
Current assets (1)	$17.9	$12.9	$13.7
Current liabilities	(17.0)	(25.4)	(23.4)
Property, plant and equipment	1.1	40.2	2.3
Other assets	–	–	2.8
Intangible assets
Trade names	–	0.1	1.5
Technology	7.2	–	20.8
Customer relationships	9.6	10.9	5.9
Other intangible assets	5.3	–	–
Goodwill (2)	23.3	21.7	28.8
Future income taxes	(2.5)	6.4	(5.6)
Long-term debt	–	(19.6)	(1.8)
Long-term liabilities	(0.2)	(4.0)	(2.1)
Fair value of net assets acquired, excluding cash position at acquisition	$44.7	$43.2	$42.9
Cash position at acquisition	0.4	5.4	9.5
Fair value of net assets acquired	$45.1	$48.6	$52.4
Less: Purchase price payable	(14.4)	–	–
Call/put option payable	–	–	(1.1)
Book value of investment at acquisition date	–	(4.5)	–
Non-controlling interest	–	(0.2)	–
Total cash consideration for acquisitions during the fiscal year	$30.7	$43.9	$51.3
Add: Additional consideration related to a previous fiscal
year acquisition	4.4	3.0	–
Total cash consideration (3)	$35.1	$46.9	$51.3

(1) Excluding cash on hand.

(2) This goodwill includes $17.2 million that is deductible for tax purposes.

(3) The total cash consideration includes acquisition costs of $2.7 million in fiscal 2010, $2.7 million in fiscal 2009 and $4.0 million in fiscal 2008.

The net assets of Immersion, VIMEDIX, ICCU, Sabena, AAE and Flightscape are included in the Training & Services/Civil segment. The net assets of Seaweed, Kestrel, MultiGen and Macmet are included in Simulation Products/Military. The net assets of DSA and Engenuity are segregated between the Simulation Products/Military and Training & Services/Military segments.

The above-listed acquisitions were accounted for under the purchase method and the operating results have been included from their acquisition date.

nOTE 4 – INVESTMENTS IN JOINT VENTURES

The Company’s consolidated balance sheets and consolidated statements of earnings and cash flows include, on a proportionate consolidation basis, the impact of its joint venture companies of Zhuhai Xiang Yi Aviation Technology Company Limited – 49%, Helicopter Training Media International GmbH – 50%, Helicopter Flight Training Services GmbH – 25%, the Emirates-CAE Flight Training centre – 50%, Embraer CAE Training Services LLC – 49%, HATSOFF Helicopter Training Private Limited – 50%, National Flying Training Institute Private Limited – 51% (starting fiscal 2009), CAE Bangalore training centre – 50% (starting fiscal 2009), Rotorsim S.r.l. – 50% (starting fiscal 2010) and Embraer CAE Training Services (U.K.) Limited – 49% (starting fiscal 2010).

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, the other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

CAE Year-End Financial Results 2010 | 19

Notes to the Consolidated Financial Statements

The impact on the Company’s consolidated financial statements from all joint ventures is as follows:

(amounts in millions)
	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Assets
Current assets	$54.0	$58.4	$33.8
Property, plant and equipment and other non-current assets	238.6	240.3	163.1
Liabilities
Current liabilities	33.4	44.9	22.9
Long-term debt (including current portion)	117.2	120.4	75.9
Deferred gains and long-term liabilities	7.3	4.5	–
Earnings
Revenue	$89.1	$78.9	$60.6
Net earnings	21.4	17.7	12.1
Segmented operating income
Simulation Products/Military	5.1	6.0	0.6
Training and Services/Civil	15.4	14.5	14.4
Training and Services/Military	6.8	(0.9)	(0.5)
Cash flows from (used in)
Operating activities	$25.4	$41.3	$22.1
Investing activities	(29.4)	(40.1)	(20.1)
Financing activities	6.7	34.6	17.3

NOTE 5 – DISCONTINUED OPERATIONS

Forestry Systems

On August 16, 2002, the Company sold substantially all the assets of the sawmill division of its Forestry Systems. The Company was entitled to receive further cash consideration from the sale based on operating performance of the disposed business for the three-year period from August 2002 to August 2005. In November 2005, the Company was notified by the buyers that, in their view, the targeted level of operating performance which would trigger further payment had not been achieved. The Company completed a review of the buyers’ books and records and in January 2006, launched legal proceedings to collect the payment that it believed was owed. Prior to the termination of the arbitration, for fiscal 2008 and 2007, the Company incurred fees in connection with the evaluation and litigation exercise amounting to $1.2 million (net of tax recovery of $0.2 million) and $0.9 million (net of tax recovery of $0.2 million), respectively.

Until April 2008, the Company was in arbitration with the buyer because of this dispute. The arbitration ceased mid-way in April 2008 when the buyer was the subject of a petition for receivership and was understood to be insolvent. A write-off, in the amount of $8.5 million (net of a tax recovery of $1.5 million), was accounted for in fiscal 2008.

Summary of discontinued operations

(amounts in millions, except per share amounts)	2010	2009	2008
Net loss from Forestry Systems, 2010 – $nil; 2009 – net of tax recovery of $0.1; 2008 – net of tax recovery of $1.7	$–	$(0.7)	$(9.7)
Net loss from other discontinued operations, 2010 – $nil; 2009 – net of tax recovery of $0.1; 2008 – net of tax recovery of $1.1	–	(0.4)	(2.4)
Results of discontinued operations	$–	$(1.1)	$(12.1)
Basic and diluted net loss per share from discontinued operations	$–	$(0.01)	$(0.05)

20 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

NOTE 6 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated balance sheet net of an allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable were as follows:

(amounts in millions)	2010	2009
Past due trade receivables
1-30 days	$18.2	$35.1
31-60 days	11.8	12.0
61-90 days	9.3	13.1
Greater than 90 days	16.8	28.0
Total	$56.1	$88.2
Allowance for doubtful accounts	(5.6)	(8.2)
Current trade receivables	84.9	122.9
Accrued receivables	31.7	38.2
Derivative assets	27.9	32.2
Other receivables	42.5	49.1
Total accounts receivable	$237.5	$322.4

The Company has an agreement to sell third-party receivables to a financial institution for an amount of up to $50 million. Under the terms and conditions of the agreement, the Company continues to act as a collection agent. The selected accounts receivable are sold to a third party for a cash consideration on a non-recourse basis to the Company. As at March 31, 2010, $36.7 million (2009 – $45.6 million) of specific accounts receivable were sold to the financial institution pursuant to this agreement. Proceeds were net of $0.5 million in fees
(2009 – $0.8 million).

Changes in allowance for doubtful accounts were as follows:

(amounts in millions)	2010	2009
Allowance for doubtful accounts, beginning of year	$(8.2)	$(7.4)
Additions	(3.8)	(10.0)
Amounts charged off	5.1	10.3
Foreign exchange	1.3	(1.1)
Allowance for doubtful accounts, end of year	$(5.6)	$(8.2)

Note 7 – INVENTORIES

(amounts in millions)	2010	2009
Work in progress	$87.8	$79.1
Raw materials, supplies and manufactured products	39.1	39.8
	$126.9	$118.9

The amount of inventories recognized as cost of sales was as follows:

(amounts in millions)	2010	2009
Work in progress	$76.8	$78.9
Raw materials, supplies and manufactured products	27.5	64.9
	$104.3	$143.8

The amount of provision of inventories recognized as an expense was $2.6 million for fiscal 2010 (2009 – $2.8 million;
2008 – $2.4 million), which was recorded in cost of sales. The carrying amount of inventories pledged as security for loans was $2.5 million as at March 31, 2010 (2009 – $2.8 million).

CAE Year-End Financial Results 2010 | 21

Notes to the Consolidated Financial Statements

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT

(amounts in millions)	2010			2009
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Land	$23.6	$–	$23.6	$24.3	$–	$24.3
Buildings and improvements	280.2	101.8	178.4	273.5	91.3	182.2
Simulators	953.0	208.5	744.5	1,020.6	189.1	831.5
Machinery and equipment	206.4	150.1	56.3	198.2	134.3	63.9
Aircraft and engines	14.7	4.1	10.6	15.0	2.0	13.0
Assets under capital lease (1)	37.5	11.1	26.4	44.3	25.5	18.8
Assets under construction	107.4	–	107.4	168.7	–	168.7
	$1,622.8	$475.6	$1,147.2	$1,744.6	$442.2	$1,302.4

(1) Includes simulators, machinery and equipment, and a building.

The average remaining amortization period for the simulators is 15 years.

nOTE 9 – INTANGIBLE ASSETS

(amounts in millions)		2010		2009
Cost		Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
				Restated (Note 2)	Restated (Note 2)	Restated (Note 2)
Deferred development costs	$63.6	$33.4	$30.2	$52.4	$30.0	$22.4
Trade names	12.1	4.4	7.7	14.8	4.2	10.6
Customer relationships	35.3	6.1	29.2	22.7	3.4	19.3
Customer contractual agreements	7.1	4.5	2.6	8.8	4.7	4.1
Technology	26.4	7.2	19.2	24.0	5.3	18.7
Enterprise resource planning – (ERP) and other software	43.6	14.2	29.4	33.5	10.8	22.7
Other intangible assets	10.1	3.0	7.1	4.4	2.7	1.7
	$198.2	$72.8	$125.4	$160.6	$61.1	$99.5

The continuity of intangible assets is as follows:

(amounts in millions)	2010	2009
		Restated (Note 2)
Balance, beginning of year	$99.5	$82.0
Acquisitions (Note 3)	22.1	11.0
Deferred development cost additions (1)	11.2	6.9
ERP and other software additions	10.0	5.4
Other additions	5.8	2.5
Amortization	(14.7)	(14.2)
Foreign exchange	(8.5)	5.9
Balance, end of year	$125.4	$99.5

(1)  Net of government contributions (refer to Note 23).

The estimated annual amortization expense for the next five years will be approximately $15.9 million.

22 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

NOTE 10 – GOODWILL

(amounts in millions)	2010
	SP/C	TS/C	SP/M	TS/M	Total
Balance, beginning of year	$–	$27.6	$87.9	$43.6	$159.1
Acquisitions (Note 3)	–	7.2	21.5	–	28.7
Foreign exchange	–	(5.0)	(14.2)	(6.7)	(25.9)
Balance, end of year	$–	$29.8	$95.2	$36.9	$161.9

(amounts in millions)	2009
	SP/C	TS/C	SP/M	TS/M	Total
Balance, beginning of year	$–	$0.8	$76.3	$38.4	$115.5
Acquisitions (Note 3)	–	24.4	0.3	–	24.7
Foreign exchange	–	2.4	11.3	5.2	18.9
Balance, end of year	$–	$27.6	$87.9	$43.6	$159.1

NOTE 11 – OTHER ASSETS

(amounts in millions)	2010	2009
		Restated (Note 2)
Restricted cash	$16.2	$15.7
Advances to portfolio investment	67.3	45.2
Investment in portfolio investments(1)	1.4	0.8
Deferred financing costs, net of accumulated amortization of $18.8 (2009 – $17.9)	1.4	2.6
Long-term receivables	3.9	1.3
Accrued benefit assets (Note 24)	29.9	28.4
Long-term derivative assets	15.1	19.1
Other, net of accumulated amortization of $8.7 (2009 – $7.8)	6.3	5.7
	$141.5	$118.8

(1)  The Company leads a consortium, which was contracted by the United Kingdom (U.K.) Ministry of Defence (MoD) to design, construct, manage, finance and operate an integrated simulator-based aircrew training facility for the Medium Support Helicopter (MSH) fleet of the Royal Air Force. The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.

In connection with the contract, the Company has established CAE Aircrew Training Plc (Aircrew). The Company’s interest in this subsidiary is 77%. This subsidiary has leased the land from the MoD, built the facility and operates the training centre. Aircrew has been consolidated with the accounts of the Company since its inception.

In addition, the Company has a 12% minority shareholding in, and has advanced funds to CVS Leasing Ltd. (CVS), the entity that owns the simulators and other equipment leased to Aircrew.

During the second quarter of fiscal 2010, the Company, the Solidarity Fund QFL, and the Société Générale de Financement du Québec announced the creation of Flight Simulator – Capital L.P., a limited partnership to provide qualifying customer’s competitive lease financing for CAE’s civil flight simulation equipment manufactured in Québec and exported around the world. The Company invested $0.6 million (US$0.6 million) in this partnership. The Company also committed to fund the partnership with up to 25% of $66.0 million (US$60.0 million) in advances.

NOTE 12 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

(amounts in millions)	2010	2009
Accounts payable trade	$235.7	$257.0
Contract liabilities	46.2	67.2
Derivative liabilities	9.3	36.1
Income tax payable	6.5	8.1
Other accrued liabilities	170.1	172.0
Accounts payable and accrued liabilities	$467.8	$540.4

CAE Year-End Financial Results 2010 | 23

Notes to the Consolidated Financial Statements

NOTE 13 – DEBT FACILITIES

The following summarizes the long-term debt:

(amounts in millions)	2010				2009
	Gross Amount	Transaction Costs	Hedge Accounting Adjustment	Net Amount	Gross Amount	Transaction Costs	Hedge Accounting Adjustment	Net Amount
Total recourse debt	$291.4	$(0.3)	$3.6	$294.7	$234.9	$(0.1)	$5.3	$240.1
Total non-recourse debt(1)	203.0	(5.0)	–	198.0	246.9	(6.7)	–	240.2
Total long-term debt	$494.4	$(5.3)	$3.6	$492.7	$481.8	$(6.8)	$5.3	$480.3
Less:
Current portion of long-term debt	40.9	(0.8)	–	40.1	122.6	(1.0)	–	121.6
Current portion of capital lease	11.0	–	–	11.0	4.0	–	–	4.0
	$442.5	$(4.5)	$3.6	$441.6	$355.2	$(5.8)	$5.3	$354.7

(1) Non-recourse debt is classified as such when recourse against the debt in a subsidiary is limited to the assets, equity interest and undertaking of such subsidiary and not CAE Inc.

The details of the recourse debt are as follows:

(amounts in millions)		2010				2009
		Gross Amount	Transaction Costs	Hedge Accounting Adjustment	Net Amount	Gross Amount	Transaction Costs	Hedge Accounting Adjustment	Net Amount
(i)	Senior notes (US$60.0 maturing in June 2009 and US$33.0 maturing in June 2012)	$33.5	$–	$3.6	$37.1	$117.2	$(0.1)	$5.3	$122.4
(ii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in June 2019)	121.6	(0.1)	–	121.5	–	–	–	–
(iii)	Revolving unsecured term credit facilities, 5 years maturing in July 2010 (US$400.0 and €100.0)	–	–	–	–	–	–	–	–
(iv)	Term loans, maturing in May and June 2011 (outstanding as at March 31, 2010 – €7.4 and €1.5, as at March 31, 2009 – €12.6 and €2.6)	12.2	–	–	12.2	25.5	–	–	25.5
(v)	Grapevine Industrial Development Corporation bonds, secured, maturing in March 2010 (US$8.0) and April 2013 (US$19.0)	19.3	–	–	19.3	34.0	–	–	34.0
(vi)	Miami Dade County Bonds, collateralized by a simulator, maturing in March 2024 (US$11.0)	11.2	–	–	11.2	13.9	–	–	13.9
(vii)	Other debt, with various maturities from April 2010 to September 2016	19.6	–	–	19.6	18.1	–	–	18.1
(viii)	Obligations under capital lease commitments	35.1	–	–	35.1	26.2	–	–	26.2
(ix)	R&D obligation from a government agency maturing in July 2029	9.1	–	–	9.1	–	–	–	–
(x)	Term loan, maturing in May 2010 (outstanding as at March 31, 2010 – €9.7, as at March 31, 2009 – nil)	13.3	–	–	13.3	–	–	–	–
(xi)	Term loan maturing in January 2020 (outstanding as at March 31, 2010 – €6.0, as at March 31, 2009 – nil)	8.3	(0.2)	–	8.1	–	–	–	–
(xii)	Credit facility maturing in January 2015 (outstanding as at March 31, 2010 – INR 362.7, as at March 31, 2009 – nil)	8.2	–	–	8.2	–	–	–	–
Total recourse debt		$291.4	$(0.3)	$3.6	$294.7	$234.9	$(0.1)	$5.3	$240.1

24 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

(i)     Pursuant to a private placement, the Company borrowed US$33.0 million (2009 – US$93.0 million). These unsecured senior notes rank equally with term bank financings. Fixed interest is payable semi-annually in June and December at a rate of 7.76% (2009 – 7.6%). The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6%. The Company has an outstanding interest rate swap contract that replaced a swap contract that had previously been put in place when the debt was raised. The existing swap contract is designated as a fair value hedge of its private placement resulting in changes in LIBOR interest rates. With regards to the outstanding fair value hedge, the gains or losses on the hedged items attributable to the hedged risk are accounted for as an adjustment to the carrying value of the hedged items. For the fair value hedge that was discontinued prior to the transaction date, the carrying amount of the hedged item is adjusted by the remaining balance of any deferred gain or loss on the hedging item. As such, the hedge accounting adjustment has been recorded with the private placement as an increase to the gross long-term debt amount.

(ii)    In fiscal 2010, the Company issued unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement for an average term at inception of 8.5 years at an average blended interest rate of 7.15% with interest payable semi-annually in June and December. The Company has designated the senior note totalling US$105.0 million as a hedge of self-sustaining foreign operations and it is being used to hedge the Company’s exposure to foreign exchange risk on these investments.

(iii)   The facility has covenants covering minimum shareholders’ equity, interest coverage and debt coverage ratios. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services.

(iv)   The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. Quarterly capital repayments are made for the term of the financing. The implicit interest rate is 4.60%. The net book value of the simulators being financed, as at March 31, 2010, is equal to approximately $67.7 million (€49.3 million) [2009 – $89.4 million (€53.5 million)].

(v)    The rates are set annually by the remarketing agent based on market conditions. The rate for bonds matured in 2010 was set on a weekly basis. The rate for bonds maturing in 2013 is set on an annual basis and is subject to a maximum rate of 10% permissible under current applicable laws. As at March 31, 2010, the rate was 2.35% (2009 – 3.06%). A letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(vi)   As at March 31, 2010, the applicable floating rate, which is reset weekly, was 1.47% (2009 – 3.10%). Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loan.

(vii)  Other debts include an unsecured facility for the financing of the cost of establishment of an enterprise resource planning (ERP) system. The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement. The average interest rates on these borrowings are approximately 5.4%.

(viii) These capital leases relate to the leasing of various equipment, simulators, and a building. The leases have maturities ranging from September 2009 to March 2018, and interest rates ranging from 1.89% to 6.09%. The implicit lease rate for the capital lease related to the building was considered below the market rate upon initial recognition on the date of acquisition. Accordingly, this capital lease was initially recorded at a fair market value that was lower than its face value. As the debt will be accreted over time, the full face value of the debt will be recorded at maturity.

(ix)   In fiscal 2010, the Company obtained an interest-bearing long-term obligation from the Government of Canada for its participation in Project Falcon, an R&D program that will continue over five years, for a maximum amount of $250.0 million. The aggregate amount recognized in fiscal 2010 was $33.8 million (refer to Note 1). The discounted value of the debt recognized amounted to
$9.1 million as at March 31, 2010.

(x)    Represents the Company’s proportionate share of the debt in Rotorsim S.r.l., totalling $13.3 million (€9.7 million). The loan bears a floating interest rate.

(xi)   In fiscal 2010, the Company entered into a loan agreement of $8.3 million (€6.0 million) for the financing of one of its subsidiaries. The loan bears a floating rate of interest of EURIBOR plus a spread.

(xii)  In fiscal 2010, the Company entered into a financing facility for certain of its operations in India. The financing facility is comprised of a term loan of up to $10.6 million (INR 470 million) and working capital facilities of up to an aggregate of $2.8 million
(INR 125 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender. The facility bears a floating interest rate.

CAE Year-End Financial Results 2010 | 25

Notes to the Consolidated Financial Statements

The details of the non-recourse debt are as follows:

(amounts in millions)		2010				2009
		Gross Amount	Transaction Costs	Hedge Accounting Adjustment	Net Amount	Gross Amount	Transaction Costs	Hedge Accounting Adjustment	Net Amount
(i)	Term loan of £12.7 collateralized, maturing in October 2016 (outstanding as at March 31, 2010 – £3.0, as at March 31, 2009 – £3.5)	$4.6	$–	$–	$4.6	$6.4	$–	$–	$6.4
(ii)	Term loan maturing in December 2019 (outstanding as at March 31, 2010 – €43.9, as at March 31, 2009 – €40.9)	60.3	(0.9)	–	59.4	68.4	(1.2)	–	67.2
(iii)	Term loans with various maturities to August 2014 (outstanding as at March 31, 2010 – US$21.9, ¥32.8 and HKD nil, as at March 31, 2009 – US$21.7, ¥59.5 and HKD49.0)	27.2	–	–	27.2	46.3	–	–	46.3
(iv)	Term loan maturing in June 2014 (outstanding as at March 31, 2010 – US$22.1 and £8.7, as at March 31, 2009 – US$24.8 and £9.6)	35.9	(1.0)	–	34.9	48.6	(1.8)	–	46.8
	Term loan maturing in June 2018 (outstanding as at March 31, 2010 – US$43.2 and £8.5, as at March 31, 2009 – US$43.2 and £8.5)	56.9	(2.3)	–	54.6	69.6	(3.0)	–	66.6
(v)	Term loan maturing in September 2025 collateralized (outstanding as at March 31, 2010 – US$14.3, as at March 31, 2009 – US$6.0)	14.5	(0.8)	–	13.7	7.6	(0.7)	–	6.9
(vi)	Term loan maturing in January 2020 (outstanding as at March 31, 2010 – US$3.5, as at March 31, 2009 – nil)	3.6	–	–	3.6	–	–	–	–
Total non-recourse debt		$203.0	$(5.0)	$–	$198.0	$246.9	$(6.7)	$–	$240.2

(i)     The Company arranged project financing, which was refinanced during December 2004 for one of its subsidiaries to finance its MSH program for the MoD in the U.K. The credit facility includes a term loan that is collateralized by the project assets of the subsidiary and a bi-annual repayment that is required until 2016. Interest on the loans is charged at a rate approximating LIBOR plus 0.95%. The Company has entered into an interest rate swap totalling £2.7 million, fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2010 is £53.3 million (2009 – £35.8 million).

(ii)    Represents CAE’s proportionate share of the German NH90 project. The total amount available for the project Company under the facility is €175.5 million. The borrowings bear interest at a EURIBOR rate and are currently swapped to a fixed rate of 4.8%.

(iii)   Represents CAE’s proportionate share of term debt for the acquisition of simulators and expansion of the building for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. Borrowings are denominated in U.S. dollars, Chinese Yuan Renminbi (¥), and Hong Kong dollars (HKD). The U.S. dollar-based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.50% to 2.00% and have maturities between August 2013 and August 2014. The ¥ based borrowings bear interest at the local rate of interest with final maturities between December 2010 and June 2012. The HKD borrowings bore interest at HKD HIBOR plus a spread of 1.5% and matured in April 2009.

(iv)   Represents senior secured financing for two civil aviation training centres. Tranche A is being amortized quarterly beginning in December 2008 and principal and interest of Tranche B being amortized quarterly beginning in July 2014. The debt is collateralized by the assets of the training centres and is cross-guaranteed and cross-collateralized by the cash-flow generated by the two training centres. The combined coupon rate of the post-swap debt amounts to 8.28%.

(v)    The Company and its partner obtained US$42.1 million of senior collateralized non-recourse financing for the HATSOFF Helicopter Training Private Limited joint venture, a military aviation training centre in Bangalore, India. The debt begins semi-annual amortization in September 2013. After taking into consideration the effect of USD-Indian rupees cross currency swap agreement, the fixed interest rate is 10.35% per annum.

(vi)   Represents the Company’s proportionate share in a term loan arranged in fiscal 2010 to finance the Company’s Dubai-based joint-venture, Emirates-CAE Flight Training LLC. The facility bears interest at a floating rate.

26 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and face values of capital leases are as follows:

(amounts in millions)	Long-term debt	Capital lease	Total
2011	$40.9	$11.0	$51.9
2012	25.7	4.4	30.1
2013	77.9	4.5	82.4
2014	33.1	4.7	37.8
2015	32.4	5.0	37.4
Thereafter	249.3	5.5	254.8
	$459.3	$35.1	$494.4

As at March 31, 2010, CAE is in compliance with its financial covenants.

Short-term debt

The Company has an unsecured and uncommitted bank line of credit available in euros totalling $2.7 million (2009 – $5.0 million; 2008 – $4.9 million), none of which is used as at March 31, 2010 (2009 – nil). The line of credit bears interest at a euro base rate.

Interest expense, net

Details of interest expense (income) are as follows:

(amounts in millions)	2010	2009	2008
Long-term debt interest expense	$28.4	$26.9	$23.9
Amortization of deferred financing costs and other	2.9	3.2	2.7
Interest capitalized	(4.0)	(5.9)	(4.7)
Interest on long-term debt	$27.3	$24.2	$21.9
Interest income	$(2.6)	$(2.6)	$(3.0)
Other interest expense (income), net	1.3	(1.4)	(1.4)
Interest income, net	$(1.3)	$(4.0)	$(4.4)
Interest expense, net	$26.0	$20.2	$17.5

NOTE 14 – DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES

(amounts in millions)	2010	2009
		Restated (Note 2)
Deferred gains on sale and leasebacks(1)	$47.2	$52.8
Deferred revenue	46.3	31.6
Deferred gains	5.2	5.8
Employee benefits obligation (Note 24)	33.9	32.5
Non-controlling interests(2)	18.0	20.1
Long-term derivative liabilities	15.1	20.4
LTI-RSU/DSU compensation obligation	21.8	17.1
License payable	7.2	–
Other	5.8	4.6
	$200.5	$184.9

(1)  The related amortization for the year amounted to $4.2 million (2009 – $4.4 million; 2008 – $3.8 million).

(2) Non-controlling interests of 23% in Military CAE Aircrew Training Centre, 20% of the civil training centres in Madrid and 10% in AAE.

CAE Year-End Financial Results 2010 | 27

Notes to the Consolidated Financial Statements

NOTE 15 – INCOME TAXES

A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

(amounts in millions except for income tax rates)	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Earnings before income taxes and discontinued operations	$204.0	$285.6	$233.1
Canadian statutory income tax rates	30.66%	30.92%	31.80%
Income taxes at Canadian statutory rates	$62.5	$88.3	$74.1
Difference between Canadian statutory rates and those applicable to foreign subsidiaries	(5.2)	(7.2)	(5.6)
Losses not tax effected	4.1	5.0	4.1
Tax benefit of operating losses not previously recognized	(1.6)	(0.3)	(1.8)
Non-taxable capital gain	(0.8)	(0.8)	(0.2)
Non-deductible items	2.3	1.8	5.9
Prior years’ tax adjustments and assessments	1.9	1.5	(2.0)
Impact of change in income tax rates on future income taxes	(1.8)	(0.6)	(2.4)
Non-taxable research and development tax credits	(1.5)	(1.0)	(0.9)
Other tax benefit not previously recognized	(2.7)	(3.0)	(2.5)
Foreign exchange fluctuation and other	2.3	(0.3)	1.0
Total income tax expense	$59.5	$83.4	$69.7

Significant components of the provision for the income tax expense attributable to continuing operations are as follows:

(amounts in millions)	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Current income tax expense	$32.3	$74.9	$42.8
Future income tax expense (recovery):
Tax benefit of operating losses not previously recognized	(1.6)	(0.3)	(1.8)
Impact of change in income tax rates on future income taxes	(2.2)	(0.6)	(2.4)
Other tax benefit not previously recognized	(2.7)	(3.0)	(2.5)
Change related to temporary differences	33.7	12.4	33.6
Total income tax expense	$59.5	$83.4	$69.7

28 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

The tax effects of temporary differences that give rise to future tax liabilities and assets are as follows:

(amounts in millions)	2010	2009
		Restated (Note 2)
Future income tax assets
Non-capital loss carryforwards	$44.8	$42.8
Capital loss carryforwards	2.1	2.0
Intangible assets	–	1.4
Amounts not currently deductible	24.7	21.3
Deferred revenues	6.0	9.9
Tax benefit carryover	4.6	6.0
Unclaimed research and development expenditures	5.3	4.5
Unrealized losses on foreign exchange	2.1	–
Financial instruments	–	7.4
	$89.6	$95.3
Valuation allowance	(17.2)	(21.4)
	$72.4	$73.9
Future income tax liabilities
Investment tax credits	$(12.0)	$(15.5)
Property, plant and equipment	(23.8)	(18.8)
Percentage-of-completion versus completed contract	(18.0)	(2.1)
Financial instruments	(4.6)	–
Intangible assets	(13.0)	–
Government assistance	(6.4)	–
Unrealized gain on foreign exchange	(6.9)	(3.4)
Deferred research and development expenses	(0.8)	(0.7)
Other	(2.3)	(0.6)
	$(87.8)	$(41.1)
Net future income tax assets (liabilities)	$(15.4)	$32.8
Net current future income tax asset	$7.1	$5.3
Net non-current future income tax asset	82.9	86.1
Net current future income tax liability	(23.0)	(20.9)
Net non-current future income tax liability	(82.4)	(37.7)
	$(15.4)	$32.8

As at March 31, 2010, the Company has accumulated non-capital losses carried forward relating to operations in Canada for approximately $23.9 million. For financial reporting purposes, a net future income tax asset of $6.5 million has been recognized in respect of these loss carryforwards.

As at March 31, 2010, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $27.8 million (US$27.4 million). For financial reporting purposes, a net future income tax asset of $8.2 million (US$8.1 million) has been recognized in respect of these loss carryforwards.

The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $86.5 million. For financial reporting purposes, a net future income tax asset of $18.3 million has been recognized.

The Company also has accumulated capital losses carried forward relating to operations in Canada for approximately $0.1 million.
For financial reporting purposes, no future income tax asset was recognized, as a full valuation allowance was taken.

The Company also has accumulated capital losses carried forward relating to operations in the United States for approximately $2.0 million (US$2.0 million). For financial reporting purposes, no future income tax asset was recognized, as a full valuation allowance was taken.

CAE Year-End Financial Results 2010 | 29

Notes to the Consolidated Financial Statements

The non-capital losses for income tax purposes expire as follows:

(amounts in millions)
Expiry date	United States (US$)		Other Countries (CA$)
2012	US$	14.6	$–
2013		7.4	–
2014		–	9.1
2015		–	0.1
2016		–	1.9
2017		–	16.0
2018		–	4.3
2019 – 2029		5.4	15.9
No expiry date		–	63.1
	US$	27.4	$110.4

The valuation allowance principally relates to loss carryforward benefits where realization is not likely due to a history of losses, and to the uncertainty of sufficient taxable earnings in the future. In 2010, $4.3 million (2009 – $3.3 million) of the valuation allowance balance was reversed based on the assessment of the Company that it is more likely than not that the future income tax benefits will be realized.

NOTE 16 – CAPITAL STOCK

Capital stock

Authorized

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued

A reconciliation of the issued and outstanding common shares of the Company is as follows:

(amounts in millions, except number of shares)		2010		2009		2008
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Balance, beginning of year	255,146,443	$430.2	253,969,836	$418.9	251,960,449	$401.7
Shares issued	–	–	–	–	169,851	0.8
Stock options exercised	1,327,220	7.5	1,077,200	9.3	1,814,095	13.9
Transfer of contributed surplus upon exercise of stock options	–	3.4	–	1.0	–	2.2
Stock dividends	43,331	0.4	99,407	1.0	25,441	0.3
Balance, end of year	256,516,994	$441.5	255,146,443	$430.2	253,969,836	$418.9

The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

	2010	2009	2008
Weighted average number of common shares outstanding – Basic	255,846,631	254,756,989	253,406,176
Effect of dilutive stock options	–	201,817	1,160,474
Weighted average number of common shares outstanding – Diluted	255,846,631	254,958,806	254,566,650

Options to acquire 2,390,486 common shares (2009 – 1,992,880; 2008 – 1,144,704) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

30 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

NOTE 17 – STOCK-BASED COMPENSATION PLANS

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2010, a total of 13,720,476 common shares remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed six years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

A reconciliation of the outstanding options is as follows:

Years ended March 31		2010		2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	4,211,150	$9.87	4,602,374	$9.00	5,441,915	$7.57
Granted	3,102,500	7.44	829,600	13.09	1,167,588	14.06
Exercised	(1,327,220)	5.71	(1,077,200)	8.62	(1,814,095)	7.66
Forfeited	(131,769)	12.19	(79,574)	7.56	(47,034)	9.57
Expired	(36,275)	5.84	(64,050)	12.73	(146,000)	12.59
Options outstanding, end of year	5,818,386	$9.50	4,211,150	$9.87	4,602,374	$9.00
Options exercisable, end of year	1,433,118	$10.76	1,959,690	$6.76	2,543,545	$7.26

The following table summarizes information about the Company’s ESOP as at March 31, 2010:

Range of exercise prices		Options Outstanding		Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$4.96 to $7.29	1,948,100	4.44	$6.99	324,500	$5.52
$7.60 to $11.37	2,009,650	4.54	8.03	363,700	9.12
$11.50 to $14.10	1,860,636	3.57	13.71	744,918	13.84
Total	5,818,386	4.20	$9.50	1,433,118	$10.76

For the year ended March 31, 2010, compensation cost for CAE’s stock options of $4.2 million (2009 – $2.8 million; 2008 –
$4.8 million) was recognized in consolidated net earnings with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since 2004.

The assumptions used for purposes of the option calculations outlined in this note are presented below:

	2010	2009	2008
Assumptions used in the Black-Scholes options pricing model:
Dividend yield	1.57%	0.90%	0.28%
Expected volatility	36.0%	29.3%	33.0%
Risk-free interest rate	2.69%	3.50%	4.64%
Expected option term	4 years	4 years	4 years
Weighted average fair value of options granted	$2.27	$3.62	$4.57

CAE Year-End Financial Results 2010 | 31

Notes to the Consolidated Financial Statements

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or lump-sum payment plus employer contributions. The ESPP allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 on additional employee contributions, up to a maximum of 3% of the employee’s base salary. The plan provides for tax deferral of employee and employer contributions through a Registered Retirement Saving Plan (RRSP) and Deferred Profit Sharing Plan (DPSP). Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the TSX. The Company recorded compensation expense in the amount of $4.2 million (2009 – $4.3 million; 2008 – $3.9 million) in respect of employer contributions under the Plan.

Deferred Share Unit Plan

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

In fiscal 2000, the Company adopted a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are essentially identical to the executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its long-term liability in Deferred gains and other long-term liabilities in the Company’s consolidated balance sheet. The expense recorded in fiscal 2010 was $2.3 million
(2009 – $0.9 million recovery; 2008 – $0.1 million expense).

The following table summarizes the DSU units outstanding:

Years ended March 31	2010	2009
DSUs outstanding, beginning of year	469,292	405,680
Units granted	118,864	80,410
Units cancelled	–	–
Units redeemed	–	(22,526)
Dividends paid in units	7,275	5,728
DSUs outstanding, end of year	595,431	469,292

Long-Term Incentive (LTI) – Deferred Share Unit Plans

All CAE Long-Term Incentive Deferred Share Unit (LTI-DSU) plans are intended to promote a greater alignment of interests between executives and shareholders of the Company. LTI-DSUs are granted to executives and senior management of the Company. A
LTI-DSU is equal in value to one common share at a specific date. The LTI-DSUs are also entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. With the exception of the fiscal year 2004 plan which precludes the redemption of vested LTI-DSUs upon the participant’s voluntary resignation, eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

Fiscal year 2004 plan

The fiscal year 2004 plan stipulates that granted units vest equally over four years. All the units issued under that Plan are now vested. The expense recorded in fiscal 2010 was $0.8 million (2009 – $0.6 million recovery; 2008 – $0.1 million expense).

Fiscal year 2005 plan

The fiscal year 2005 plan replaced the fiscal year 2004 plan for succeeding years. The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units vest immediately. The expense recorded in fiscal 2010 was $8.3 million (2009 – $0.9 million recovery; 2008 – $3.2 million expense).

Since fiscal 2004, the Company entered into equity swap agreements to reduce its earnings exposure to the fluctuations in its share price (Refer to Note 19).

32 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

The following table summarizes the LTI-DSU units outstanding:

	Fiscal Year 2005 Plan		Fiscal Year 2004 Plan
Years ended March 31	2010	2009	2010	2009
LTI-DSUs outstanding, beginning of year	2,019,169	1,824,762	407,066	517,702
Units granted	493,952	269,806	–	–
Units cancelled	(45,680)	(6,305)	(10,719)	(14,543)
Units redeemed	(54,387)	(97,013)	(16,785)	(101,861)
Dividends paid in units	34,797	27,919	5,559	5,768
LTI-DSUs outstanding, end of year	2,447,851	2,019,169	385,121	407,066

Long-Term Incentive – Restricted Share Unit Plans

Fiscal year 2005 plan

In May 2004, the Company adopted a Long-Term Incentive Performance Based Restricted Shares Unit (LTI-RSU) plan for its executives and senior management. The LTI-RSU is intended to enhance the Company’s ability to attract and retain talented individuals, and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSU is a stock-based performance plan.

LTI-RSUs granted pursuant to this plan vest after three years from their grant date and vest as follows:

(i)     100% of the units, if CAE shares have appreciated at least 33% (10% annual compounded growth) during the timeframe;

(ii)    50% of the units, if CAE shares have appreciated at least 24% (7.5% annual compounded growth) but less than 33% during the timeframe.

No LTI-RSUs vest if the market value of the common shares has appreciated less than 24% during the specified timeframe. In addition, no proportional vesting occurs for any appreciation between 24% and 33% during the specified timeframe. Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The expense recorded in fiscal 2010 was $nil (2009 – $1.3 million recovery; 2008 – $3.1 million expense).

Fiscal year 2008 plan

In May 2007, the Company amended the fiscal year 2005 plan for fiscal 2008 and subsequent years. The LTI-RSU plan is intended to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSU plan is a stock-based performance plan.

LTI-RSUs granted pursuant to the revised plan vest after three years from their grant date. LTI-RSUs vest as follows:

(i)     100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro-rated vesting, as of the end of the pro-ration period. For 2010 fiscal year grants, this represents a target of 6.6% (2009 – 7%) of compound annual growth over the three-year period;

(ii)    50% of the units if, based on the grant price, the closing average price on the common CAE shares has met or exceeded the performance of the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The expense recorded in fiscal 2010 was $1.8 million (2009 – $0.4 million; 2008 – $0.5 million).

The following table summarizes the LTI-RSU units outstanding:

	Fiscal Year 2008 Plan		Fiscal Year 2005 Plan
Years ended March 31	2010	2009	2010	2009
LTI-RSUs outstanding, beginning of year	762,382	340,974	488,627	1,065,710
Units granted	747,014	427,711	–	–
Units cancelled	(70,805)	(6,303)	(488,627)	(14,349)
Units redeemed	–	–	–	(562,734)
Dividends paid in units	–	–	–	–
LTI-RSUs outstanding, end of year	1,438,591	762,382	–	488,627

CAE Year-End Financial Results 2010 | 33

Notes to the Consolidated Financial Statements

NOTE 18 – CAPITAL MANAGEMENT

The Company’s objectives when managing capital are threefold:

(i)     Optimize the use of debt for managing the cost of capital of the Company;

(ii)    Keep the debt level at an amount where the Company’s financial strength and credit quality is maintained in order to withstand economic cycles;

(iii)   Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its debt to equity. The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or use cash to reduce debt.

In view of this, the Company monitors its capital on the basis of the adjusted net debt to capital ratio. This ratio is calculated as adjusted net debt divided by the sum of the adjusted net debt and equity. Adjusted net debt is calculated as total debt (as presented in the consolidated balance sheet and including non-recourse debt) added to the present value of operating leases (held off balance sheet) less cash and cash equivalents. Equity comprises all components of shareholders’ equity (i.e. capital stock, contributed surplus, retained earnings and accumulated other comprehensive loss).

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

(amounts in millions)	2010	2009
		Restated (Note 2)
Total long-term debt	$492.7	$480.3
Add: Present value of operating leases (held off balance sheet)	156.8	215.0
Less: Cash and cash equivalents	(312.9)	(195.2)
Adjusted net debt	$336.6	$500.1
Shareholders’ equity	$1,155.8	$1,197.8
Adjusted net debt : shareholders’ equity	23:77	29:71

The decrease in the adjusted net debt to equity ratio during fiscal 2010 resulted primarily from the decrease in net debt that occurred as a result of foreign exchange variations and increase in cash.

The Company has certain debt agreements which require the maintenance of a certain level of capital.

Note 19 – FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The fair value of a financial instrument is determined by reference to the available market information at the balance sheet date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the Company’s own credit risk have been taken into account when estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

(i)     The fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)    The fair value of capital leases are estimated using the discounted cash flow method;

(iii)   The fair value of long-term debt, the long-term obligation and long-term receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

34 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

(iv)   The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for the Company’s and the counterparty credit risk. Assumptions are based on market conditions prevailing at each balance sheet date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the balance sheet date;

(v)    The fair value of available-for-sale investments which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

The carrying values and fair values of financial instruments, by class, are as follows:

As at March 31, 2010 (amounts in millions)
					Carrying Value			Fair Value
	Held-for-Trading		Available- for-Sale		Loans & Receivables		Total
Financial assets
Cash and cash equivalents	$312.9		$–		$–		$312.9	$312.9
Accounts receivable(1)	0.9	(2)	–		195.9	(3)	196.8	196.8
Other assets(1)	16.2	(4)	1.4	(5)	22.2	(6)	39.8	43.4
Derivative assets	43.0		–		–		43.0	43.0
	$373.0		$1.4		$218.1		$592.5	$596.1

		Carrying Value			Fair Value
	Held-for- Trading	Other Financial Liabilities		Total
Financial liabilities
Accounts payable and accrued liabilities(1)	$–	$377.3	(7)	$377.3	$377.3
Total long-term debt	–	494.4	(8)	494.4	533.7
Other long-term liabilities(1)	–	0.3	(9)	0.3	0.3
Derivative liabilities	24.4	–		24.4	24.4
	$24.4	$872.0		$896.4	$935.7

(1)  Excludes derivative financial instruments that have been presented separately.

(2)  Includes certain trade receivables the Company intends to sell immediately or in the near term.

(3)  Includes trade receivables, accrued receivables and certain other receivables.

(4)  Represents restricted cash.

(5)  Represents the Company’s portfolio investments at cost (refer to Note 11).

(6)  Includes long-term receivables and advances.

(7)  Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.

(8)  Excludes transaction costs and the hedge accounting adjustment.

(9)  Includes a long-term payable that meets the definition of a financial liability.

CAE Year-End Financial Results 2010 | 35

Notes to the Consolidated Financial Statements

As at March 31, 2009 (amounts in millions)
					Carrying Value			Fair Value
	Held-for- Trading		Available- for-Sale		Loans & Receivables		Total
Financial assets
Cash and cash equivalents	$195.2		$–		$–		$195.2	$195.2
Accounts receivable(1)	–		–		270.0	(2)	270.0	270.0
Other assets(1)	15.7	(3)	0.8	(4)	20.5	(5)	37.0	38.4
Derivative assets	51.3		–		–		51.3	51.3
	$262.2		$0.8		$290.5		$553.5	$554.9

					Carrying Value			Fair Value
			Held-for- Trading		Other Financial Liabilities		Total
Financial liabilities
Accounts payable and accrued liabilities(1)			$–		$416.6	(6)	$416.6	$416.6
Total long-term debt			–		481.8	(7)	481.8	471.9
Other long-term liabilities(1)			–		0.3	(8)	0.3	0.3
Derivative liabilities			56.5		–		56.5	56.5
			$56.5		$898.7		$955.2	$945.3

(1)  Excludes derivative financial instruments that have been presented separately.

(2)  Includes trade receivables, accrued receivables and certain other receivables.

(3)  Represents restricted cash.

(4)  Represents the Company’s portfolio investments at cost (refer to Note 11).

(5)  Includes long-term receivables and advances.

(6)  Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.

(7)  Excludes transaction costs and the hedge accounting adjustment.

(8)  Includes a long-term payable that meets the definition of a financial liability.

The Company did not elect to voluntarily designate any financial instruments as held-for-trading; moreover, there have not been any changes to the classification of the financial instruments since March 31, 2008.

As part of its financing transactions, the Company, through its subsidiaries, has pledged certain financial assets including cash and cash equivalents, accounts receivable, other assets and derivative assets. As at March 31, 2010, the aggregate carrying value of these pledged financial assets amounted to $110.0 million (2009 – $85.3 million).

36 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Fair value hierarchy

The following table presents the financial instruments, by class, which are recognized at fair value. The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

(amounts in millions)			2010			2009
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
Held-for-trading
Forward foreign currency contracts(1)	$8.0	$–	$8.0	$2.4	$–	$2.4
Embedded foreign currency derivatives(1)	0.9	–	0.9	12.8	–	12.8
Equity swap agreement	2.2	–	2.2	1.4	–	1.4
Derivatives used for hedging
Forward foreign currency contracts	23.5	–	23.5	22.7	–	22.7
Embedded foreign currency derivatives	0.1	–	0.1	–	–	–
Foreign currency swap agreements	6.3	–	6.3	9.5	–	9.5
Interest swap agreements	2.0	–	2.0	2.5	–	2.5
	$43.0	$–	$43.0	$51.3	$–	$51.3

Financial liabilities
Held-for-trading
Forward foreign currency contracts(1)	$0.3	$–	$0.3	$14.0	$–	$14.0
Embedded foreign currency derivatives(1)	5.0	–	5.0	3.2	–	3.2
Derivatives used for hedging
Forward foreign currency contracts	5.1	–	5.1	25.1	–	25.1
Embedded foreign currency derivatives	–	–	–	1.3	–	1.3
Foreign currency swap agreements	–	4.7	4.7	–	3.3	3.3
Interest rate swap agreements	9.3	–	9.3	9.6	–	9.6
	$19.7	$4.7	$24.4	$53.2	$3.3	$56.5

(1)  Includes derivatives not designated in a hedging relationship, which are presented separately.

Changes in fair value of financial instruments classified in level 3

The following table presents the changes in level 3 instruments in fiscal 2010 that are recognized at fair value. Financial instruments are classified in this level when the valuation technique is based on at least one significant input that is not observable in the markets. The valuation technique may also be based, in part, on observable inputs.

(amounts in millions)	Derivative Instruments
Balance, beginning of year	$(3.3)
Total realized and unrealized gains (losses)
Included in earnings	–
Included in other comprehensive income	(1.4)
Purchases, sales, issues and settlements	–
Transfers into or out of Level 3	–
Balance, end of year	$(4.7)

Level 3 input sensitivity analysis

For the most significant item valued using techniques without observable inputs (INR/USD cross currency swap), the determination of the interest rate and liquidity premium has the most significant impact on the valuation. The impact of assuming an increase or decrease of 1% in either input would result in an increase of fair value of $1.1 million or a decrease of fair value of $1.2 million.

CAE Year-End Financial Results 2010 | 37

Notes to the Consolidated Financial Statements

Financial risk management

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and stock-based compensation in order to minimize their impact on the Company’s results and financial position. Short-term and long-term derivative assets have been included as part of accounts receivable and other assets respectively. Short-term and long-term derivative liabilities have been included as part of accounts payable and accrued liabilities, and other long-term liabilities respectively.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. The Company may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each balance sheet date with the change in fair value recorded in consolidated net earnings.

The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes. The Company may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, the Company uses non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its account receivables and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents, and derivative financial instrument assets.

Credit risks arising from the Company’s normal commercial activities are independently managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that the Company will not be able to collect all amounts due according to the original terms of the receivables (refer to Note 6). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in earnings.

The Company’s customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, the Company typically receives substantial deposits on contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade accounts receivable are not concentrated in any specific customers but are from a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable to a third-party for cash consideration on a non-recourse basis. The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse syndicate of major Japanese, North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company entered into contracts with counterparties that are of high credit quality (mainly A-rated or better). The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with which it trades derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in the previous financial instrument tables and Note 6 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

38 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Liquidity risk

Liquidity risk is defined as the potential that the Company cannot meet a demand for cash or meet its obligations as they become due.

The Company manages this risk by establishing detailed cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a constant monitoring of expected cash inflows and outflows which is achieved through a detailed forecast of the Company’s consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to revolving unsecured term-credit facilities of US$400 million and €100 million. As well, the Company has an agreement to sell certain of its accounts receivable up to $50 million. The Company also constantly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

The following tables present a maturity analysis to the contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

As at March 31, 2010 (amounts in millions)	Carrying Amount	Contractual Cash Flows	0-12 Months	13-24 Months	25-36 Months	37-48 Months	49-60 Months	Thereafter
Non-derivative financial liabilities
Accounts payable and accrued liabilities(1)	$377.3	$377.3	$377.3	$–	$–	$–	$–	$–
Total long-term debt(2) (7)	494.4	705.5	76.7	55.8	86.3	79.1	58.0	349.6
Other long-term liabilities(3) (4)	0.3	0.3	–	0.1	–	–	–	0.2
	$872.0	$1,083.1	$454.0	$55.9	$86.3	$79.1	$58.0	$349.8
Derivative financial instruments
Forward foreign currency contracts(5)
Outflow	(26.1)	488.4	355.2	78.8	26.8	18.5	9.1	–
Inflow		(514.6)	(377.9)	(83.2)	(26.9)	(18.4)	(8.2)	–
Swap derivatives on total long-term debt(6)
Outflow	5.7	92.2	8.9	11.1	10.5	11.4	11.7	38.6
Inflow		(80.9)	(5.4)	(8.0)	(9.0)	(9.6)	(10.9)	(38.0)
	$(20.4)	$(14.9)	$(19.2)	$(1.3)	$1.4	$1.9	$1.7	$0.6
	$851.6	$1,068.2	$434.8	$54.6	$87.7	$81.0	$59.7	$350.4

(1)  Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.

(2)  Contractual cash flows include contractual interest and principal payments related to debt obligations.

(3)  Includes a long-term payable that meets the definition of a financial liability.

(4)  Excludes derivative financial liabilities which have been presented separately.

(5)  Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(6)  Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(7)  Excludes transaction costs and the hedge accounting adjustment.

CAE Year-End Financial Results 2010 | 39

Notes to the Consolidated Financial Statements

As at March 31, 2009 (amounts in millions)	Carrying Amount	Contractual Cash Flows	0-12 Months	13-24 Months	25-36 Months	37-48 Months	49-60 Months	Thereafter
Non-derivative financial liabilities
Accounts payable and accrued liabilities(1)	$416.6	$416.6	$416.6	$–	$–	$–	$–	$–
Total long-term debt(2) (7)	481.8	584.3	145.2	59.8	45.2	104.0	48.1	182.0
Other long-term liabilities(3) (4)	0.3	0.3	–	0.1	0.2	–	–	–
	$898.7	$1,001.2	$561.8	$59.9	$45.4	$104.0	$48.1	$182.0
Derivative financial instruments
Forward foreign currency contracts(5)	14.0
Outflow		693.8	561.5	102.7	15.5	4.0	10.1	–
Inflow		(678.5)	(555.9)	(96.0)	(13.8)	(3.6)	(9.2)	–
Swap derivatives on total long-term debt(6)	0.9
Outflow		113.5	8.8	10.3	12.7	11.8	12.7	57.2
Inflow		(106.5)	(6.6)	(7.7)	(11.1)	(11.0)	(11.6)	(58.5)
	$14.9	$22.3	$7.8	$9.3	$3.3	$1.2	$2.0	$(1.3)
	$913.6	$1,023.5	$569.6	$69.2	$48.7	$105.2	$50.1	$180.7

(1)  Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.

(2)  Contractual cash flows include contractual interest and principal payments related to debt obligations.

(3)  Includes a long-term payable that meets the definition of a financial liability.

(4)  Excludes derivative financial liabilities which have been presented separately.

(5)  Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(6)  Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(7)  Excludes transaction costs and the hedge accounting adjustment.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, most of its foreign operations are self-sustaining and these foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). The Company’s related exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

The Company also mitigates foreign currency risks, within each segment, by transacting in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain balance sheet items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

40 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

As at March 31, 2010, the Company has forward foreign currency contracts totalling $481.1 million (buy contracts for $103.6 million and sell contracts for $377.5 million) mainly to reduce the risk of variability of future cash flows resulting from forecasted transactions and firm sales commitments.

The consolidated forward foreign currency contracts outstanding were as follows as at March 31:

(amounts in millions, except average rate)		2010		2009
Currencies (sold/bought)	Notional Amount	(1) Average Rate	Notional Amount	(1) Average Rate
USD/CDN
Less than 1 year	$175.5	0.93	$356.1	0.84
Between 1 and 3 years	45.0	0.92	83.8	0.87
Between 3 and 5 years	8.4	0.90	13.8	0.90
CDN/EUR
Less than 1 year	37.2	1.39	–	–
Between 1 and 3 years	2.6	1.38	–	–
EUR/CDN
Less than 1 year	73.6	0.67	78.9	0.63
Between 1 and 3 years	16.4	0.68	22.9	0.66
Between 3 and 5 years	0.9	0.64	0.8	0.66
EUR/AUD
Less than 1 year	–	–	1.1	0.57
GBP/CDN
Less than 1 year	32.1	0.58	39.3	0.50
Between 1 and 3 years	22.3	0.57	10.9	0.53
AUD/CDN
Less than 1 year	–	–	1.1	1.18
USD/GBP
Less than 1 year	1.9	1.72	2.3	1.75
Between 1 and 3 years	–	–	2.3	1.72
CDN/USD
Less than 1 year	29.4	1.06	95.6	1.02
Between 1 and 3 years	16.2	1.15	–	–
Between 3 and 5 years	16.2	1.14	–	–
CDN/GBP
Less than 1 year	2.0	1.54	–	–
SAR/CDN
Less than 1 year	1.4	3.59	–	–
Total	$481.1		$708.9
Effect of master netting agreement	135.5		219.9
Outstanding amount	$616.6		$928.8

(1) Exchange rates as at the end of the respective fiscal year were used to translate amounts in foreign currencies.

The Company has entered into foreign currency swap agreements related to its senior collateralized financing, obtained in 2008, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated two USD to GBP foreign currency swap agreements, as cash flow hedges, with outstanding notional amounts, of $3.9 million (£2.5 million) (2009 – $4.9 million [£2.7 million]) and $13.1 million (£8.5 million) (2009 – $15.3 million [£8.5 million]), respectively, amortized in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

Also, a net loss of $0.5 million (2009 – net loss of $0.4 million; 2008 – net gain $0.9 million) representing the ineffective portion of the change in fair value of the cash flow hedges and the component of the hedging item’s gain or loss excluded from the assessment of effectiveness, was recognized in net earnings.

The estimated net amount before tax of existing gains reported in accumulated other comprehensive income that is expected to be recognized during the next 12 months is $18.5 million. Future fluctuation in market rate (foreign exchange rate and/or interest rate) will impact the reclassified amount.

CAE Year-End Financial Results 2010 | 41

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis

The following table shows the Company’s exposure to foreign exchange risk of financial instruments and the pre-tax effects on net earnings and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD		€		GBP
Years ended March 31	Net Earnings	OCI	Net Earnings	OCI	Net Earnings	OCI
2010	$(1.2)	$(14.6)	$(1.8)	$(2.5)	$0.1	$(2.0)
2009	$(1.3)	$(17.8)	$(1.5)	$(4.7)	$0.3	$(2.1)

A possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax consolidated net earnings and OCI.

Interest rate risk

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of the fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company also has a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly on interest rate swap agreements.

As at March 31, 2010, the Company has entered into nine interest rate swap agreements with eight different financial institutions to mitigate these risks for a total notional value of $196.0 million (2009 – $165.1 million). After considering these swap agreements, as at March 31, 2010, 74% (2009 – 72%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on the Company’s consolidated net earnings and OCI.

Interest rate risk sensitivity analysis

In 2010 and 2009, a 1% increase/decrease in interest rates did not have a significant impact on the Company’s net earnings and OCI.

Stock-based compensation cost

The Company has entered into equity swap agreements with a major Canadian financial institution to reduce its cash and net earnings exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swap partly offsets movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and is reset monthly. As at March 31, 2010, the equity swap agreements covered 2,155,000 common shares (2009 – 2,155,000) of the Company. The total gain of $5.2 million
(2009 – loss of $8.4 million) on the swap has been recognized in earnings.

Hedge of self-sustaining foreign operations

As at March 31, 2010, the Company has designated a portion of its senior notes totalling US$138.0 million (2009 – US$33.0 million) as a hedge of self-sustaining foreign operations. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of financial statements of self-sustaining foreign operations.

Letters of credit and guarantees

As at March 31, 2010, the Company had outstanding letters of credit and performance guarantees in the amount of $209.1 million (2009 –$115.7 million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by our customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and to the customer’s requirements. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the operating lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

42 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

(amounts in millions)	2010	2009
Advance payment	$120.6	$61.5
Contract performance	52.2	10.1
Operating lease obligation	23.9	29.7
Simulator deployment obligation	4.1	5.0
Other	8.3	9.4
	$209.1	$115.7

Residual value guarantees – sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $13.1 million (2009 – $13.1 million), of which $8.2 million matures in 2020 and $4.9 million in 2023. Of this amount, as at March 31, 2010, $13.1 million is recorded as a deferred gain (2009 – $13.1 million).

Indemnifications

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, results of operations or cash flows.

NOTE 20 – SUPPLEMENTARY CASH FLOWS AND EARNINGS INFORMATION

(amounts in millions)	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)
Cash provided by (used in) non-cash working capital:
Accounts receivable	$108.1	$14.7	$8.3
Contracts in progress	(17.0)	(67.4)	(26.2)
Inventories	(11.4)	(7.2)	5.3
Prepaid expenses	(5.9)	3.0	(8.6)
Income taxes recoverable	(1.9)	18.7	(18.6)
Accounts payable and accrued liabilities	(78.8)	(41.7)	3.3
Deposits on contracts	3.3	(15.2)	19.6
Changes in non-cash working capital	$(3.6)	$(95.1)	$(16.9)
Supplemental cash flow disclosure:
Interest paid	$29.5	$24.6	$24.0
Income taxes paid (received)	$14.8	$14.4	$28.0
Supplemental statements of earnings disclosure:
Foreign exchange (losses) gains on financial instruments recognized in earnings:
Loans and receivables	$(23.4)	$17.5	$(29.5)
Financial assets and financial liabilities required to be classified as held-for-trading	4.5	(5.0)	17.3
Other financial liabilities	18.9	(13.4)	24.8
Foreign exchange (loss) gain	$–	$(0.9)	$12.6

CAE Year-End Financial Results 2010 | 43

Notes to the Consolidated Financial Statements

NOTE 21 – CONTINGENCIES

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities have been incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 22 – COMMITMENTS

Significant contractual purchase obligations and future minimum lease payments under operating leases are as follows:

Years ending March 31 (amounts in millions)	SP/C	SP/M	TS/C	TS/M	Total
2011	$1.2	$5.9	$36.9	$16.3	$60.3
2012	1.1	4.3	41.5	14.4	61.3
2013	0.6	1.8	33.3	9.4	45.1
2014	0.2	0.5	30.1	5.8	36.6
2015	–	0.1	22.9	5.3	28.3
Thereafter	0.2	0.5	78.8	11.5	91.0
	$3.3	$13.1	$243.5	$62.7	$322.6

As at March 31, 2010, included in the total contractual purchase obligations and future minimum lease payments under operating leases is $50.4 million (2009 – $74.5 million; 2008 – $103.3 million) designated as commitments to CVS.

Of the total $322.6 million disclosed as being commitments as at March 31, 2010, $12.6 million represent contractual purchase obligations.

NOTE 23 – GOVERNMENT ASSISTANCE

The Company has signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by the Company, of certain R&D programs for modelling and services, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare, mining and energy.

During fiscal 2006, the Company announced Project Phoenix, an R&D program in which the Government of Canada agreed to contribute approximately 30% ($189 million) of the value of CAE’s R&D program and in which during fiscal 2007, the Government of Québec agreed to participate in the form of a contribution of up to $31.5 million related to costs incurred before the end of fiscal 2011.

During fiscal 2009, the Company announced that it will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand the Company’s modelling and simulation technologies, develop new ones and increase its capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (refer to Note 1 and 13).

During fiscal 2010, the Company announced that it will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage CAE’s modelling, simulation and training services expertise into the new markets of healthcare, mining and energy. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

The following table provides information regarding contributions recognized and amounts not yet received for Project Phoenix, Project Falcon and Project New Core Markets:

(amounts in millions)	2010	2009
Outstanding contribution receivable, beginning of year	$23.3	$24.2
Contributions	51.1	64.8
Payments received	(59.7)	(65.7)
Outstanding contribution receivable, end of year	$14.7	$23.3

44 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

In addition to these programs, the Company has also signed previous R&D agreements with the Government of Canada, in order to share in a portion of the specific costs incurred by the Company on previous R&D programs. The following table indicates the effects of contributions recognized and aggregate royalty expenditures recognized from Project Phoenix, Project Falcon, Project New Core Markets and previous programs:

(amounts in millions)	2010	2009	2008
Contributions credited to capitalized expenditures:
Project Phoenix	$3.7	$15.1	$20.3
Project Falcon	5.0	–	–
Project New Core Markets	2.5	–	–
Contributions credited to income:
Project Phoenix	20.2	49.7	42.1
Project Falcon	19.7	–	–
Project New Core Markets	–	–	–
Total contributions:
Project Phoenix	$23.9	$64.8	$62.4
Project Falcon	24.7	–	–
Project New Core Markets	2.5	–	–
Royalty expenses	$9.8	$10.1	$8.8

The cumulative contributions recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2010 amount to $328.2 million. The cumulative sum of royalty expenses recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2010, amounts to $51.9 million.

NOTE 24 – EMPLOYEE FUTURE BENEFITS

Defined benefit plans

The Company has two registered funded defined-benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a pension plan for employees in the Netherlands and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental arrangement plan in Canada and two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) to provide defined benefits. These supplemental arrangements are the sole obligation of the Company, and there is no requirement to fund it. However, the Company is obligated to pay the benefits when they become due. Under the Canadian supplemental arrangement, once the designated employee accumulates five years of service, the Company is required to collaterize the obligation for that employee. As at March 31, 2010, the Company has issued letters of credit totalling $53.3 million (2009 – $22.5 million) to collaterize these obligations under the Canadian supplemental arrangement.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2009, the Company temporarily amended its early retirement provisions, resulting in additional past service costs of
$3.0 million to defer and amortize on a straight-line basis over the average remaining service period of active employees at the date of the amendment.

In fiscal 2010, in accordance to its restructuring plan, the Company reduced its workforce; consequently, a curtailment loss of
$1.0 million and a settlement loss of $1.4 million were recognized. Also, the Company temporarily amended its early retirement provisions, resulting in a special termination benefit cost of $0.2 million. These losses and this special termination benefit cost were included in the restructuring charge.

CAE Year-End Financial Results 2010 | 45

Notes to the Consolidated Financial Statements

The changes in pension obligations, in fair value of plan assets and the financial position of the funded pension plans, are as follows:

(amounts in millions)		2010		2009
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$153.9	$25.8	$179.7	$193.9	$25.3	$219.2
Current service cost	4.6	0.4	5.0	6.6	0.5	7.1
Interest cost	11.0	1.4	12.4	10.7	1.5	12.2
Curtailment	(1.9)	–	(1.9)	–	–	–
Settlement	(7.7)	–	(7.7)	–	–	–
Special termination benefit	0.2	–	0.2	–	–	–
Employee contributions	4.2	0.4	4.6	2.3	0.3	2.6
Pension benefits paid	(9.7)	(0.4)	(10.1)	(10.1)	(0.3)	(10.4)
Plan amendments	–	–	–	2.4	0.6	3.0
Actuarial loss (gain)	38.5	1.8	40.3	(51.9)	(2.3)	(54.2)
Foreign exchange	–	(4.8)	(4.8)	–	0.2	0.2
Pension obligations, end of year	$193.1	$24.6	$217.7	$153.9	$25.8	$179.7
Fair value of plan assets, beginning of year	$145.5	$22.8	$168.3	$168.6	$23.9	$192.5
Actual return on plan assets	30.4	1.5	31.9	(24.8)	(2.2)	(27.0)
Pension benefits paid	(9.7)	(0.4)	(10.1)	(10.1)	(0.3)	(10.4)
Settlement	(7.7)	–	(7.7)	–	–	–
Employee contributions	4.2	0.4	4.6	2.3	0.3	2.6
Employer contributions	10.4	2.2	12.6	9.5	1.0	10.5
Foreign exchange	–	(4.4)	(4.4)	–	0.1	0.1
Fair value of plan assets, end of year	$173.1	$22.1	$195.2	$145.5	$22.8	$168.3
Financial position – plan deficit	$(20.0)	$(2.5)	$(22.5)	$(8.4)	$(3.0)	$(11.4)
Unrecognized net actuarial loss	42.9	3.6	46.5	29.3	2.8	32.1
Unamortized past service cost	5.0	0.4	5.4	6.5	0.6	7.1
Amount recognized, end of year	$27.9	$1.5	$29.4	$27.4	$0.4	$27.8
Amount recognized in:
Other assets (Note 11)	$27.9	$2.0	$29.9	$27.4	$1.0	$28.4
Other long-term liabilities (Note 14)	–	(0.5)	(0.5)	–	(0.6)	(0.6)
	$27.9	$1.5	$29.4	$27.4	$0.4	$27.8

Included in the above pension obligations and fair value of plan assets at the end of the year are the following amounts in respect of plans that are in deficit (the two Canadian funded plans and the United Kingdom and Netherlands plan [since fiscal 2008]).

(amounts in millions)	2010			2009
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, end of year	$193.1	$24.6	$217.7	$153.9	$25.8	$179.7
Fair value of plan assets, end of year	173.1	22.1	195.2	145.5	22.8	168.3
Financial position – plan deficit	$(20.0)	$(2.5)	$(22.5)	$(8.4)	$(3.0)	$(11.4)

46 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

The changes in pension obligations related to the supplemental arrangements are as follows:

(amounts in millions)	2010			2009
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$28.7	$9.8	$38.5	$27.7	$10.2	$37.9
Current service cost	2.4	0.1	2.5	2.1	0.2	2.3
Interest cost	2.2	0.4	2.6	1.5	0.5	2.0
Curtailment	(0.3)	–	(0.3)	–	–	–
Pension benefits paid	(1.6)	(0.6)	(2.2)	(1.3)	(0.6)	(1.9)
Actuarial loss (gain)	2.9	(0.2)	2.7	(1.3)	(0.8)	(2.1)
Foreign exchange	–	(1.7)	(1.7)	–	0.3	0.3
Pension obligations, end of year	$34.3	$7.8	$42.1	$28.7	$9.8	$38.5
Financial position – plan deficit	$(34.3)	$(7.8)	$(42.1)	$(28.7)	$(9.8)	$(38.5)
Unrecognized net actuarial loss	8.6	0.1	8.7	6.2	0.4	6.6
Amount recognized in other long-term liabilities (Note 14)	$(25.7)	$(7.7)	$(33.4)	$(22.5)	$(9.4)	$(31.9)

The net pension cost for funded pension plans for the years ended March 31 included the following components:

(amounts in millions)	2010	2009	2008
Current service cost	$5.0	$7.1	$6.6
Interest cost on pension obligations	12.4	12.2	11.0
Actual return on plan assets	(31.9)	27.0	(4.3)
Actuarial loss (gain) on benefit obligations	40.3	(54.2)	(4.6)
Plan amendments	–	3.0	–
Pension cost before adjustments to recognize the long-term nature of plans	$25.8	$(4.9)	$8.7
Adjustments to recognize the long-term nature of plans:
Difference between expected and actual return on plan assets	$20.9	$(40.4)	$(8.2)
Difference between actuarial loss recognized for the year and actual actuarial loss (gain) on benefit obligations for the year	(39.2)	55.7	6.4
Difference between amortization of past service cost for the year and actual plan amendments for the year	0.5	(2.5)	0.5
Total adjustment	$(17.8)	$12.8	$(1.3)
Net pension cost	$8.0	$7.9	$7.4
Curtailment loss	1.0	–	–
Settlement loss	1.4	–	–
Special termination benefit cost	0.2	–	–
Net pension cost including curtailment, settlement and special termination benefit	$10.6	$7.9	$7.4

The following components are combinations of the items presented above:

(amounts in millions)	2010	2009	2008
Expected return on plan assets	$(11.0)	$(13.4)	$(12.5)
Amortization of net actuarial loss	1.1	1.5	1.8
Amortization of past service costs	0.5	0.5	0.5

With respect to the supplemental arrangements, the net pension cost is as follows:

(amounts in millions)	2010	2009	2008
Current service cost	$2.5	$2.3	$1.8
Interest cost on pension obligations	2.6	2.0	1.7
Actuarial loss (gain) on benefit obligations	2.7	(2.1)	2.1
Pension cost before adjustments to recognize the long-term nature of plans	$7.8	$2.2	$5.6
Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for the year and actual actuarial loss (gain) on benefit obligations for the year	(2.4)	2.7	(1.8)
Net pension cost	$5.4	$4.9	$3.8

CAE Year-End Financial Results 2010 | 47

Notes to the Consolidated Financial Statements

The following component is a combination of the items presented above:

(amounts in millions)	2010	2009	2008
Amortization of net actuarial loss	$0.3	$0.6	$0.3

Additional information on Canadian-funded pension plan assets – weighted average asset allocations by asset category are as follows:

	Allocation of Plan Assets at Measurement Dates
Asset category	December 31, 2009	December 31, 2008
Equity securities	65%	55%
Fixed-income securities	35%	45%
	100%	100%

The target allocation percentage for equity securities is 63%, which includes a mix of Canadian, U.S. and international equities, and is 37% for fixed-income securities, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly and are rebalanced regularly. CAE, through its fund managers, is responsible for investing the assets so as to achieve return in line with underlying market indexes. During fiscal 2009, in response to volatility in the equity markets, management decided to reduce its exposure in the equity markets by investing the regular monthly contributions in short-term fixed income securities. Also, the reduction in equity values contributed to the change in the mix of asset classes in fiscal 2009.

Netherlands Pension Plan assets are invested through an insurance company, and the asset allocation is approximately 74%
(2009 –78%) in fixed income and 26% (2009 – 22%) in equities.

The asset allocation for the United Kingdom Pension Plan assets is approximately 53% (2009 – 52%) in equities and 47%
(2009 – 48%) in fixed income.

Significant assumptions (weighted average):

	2010		2009
	Canadian	Foreign	Canadian	Foreign
Pension obligations as of March 31:
Discount rate	6.25%	5.44%	7.50%	5.64%
Compensation rate increases	3.50%	2.04%	3.50%	1.85%
Net pension cost:
Expected return on plan assets	7.00%	5.61%	7.00%	5.65%
Discount rate	7.50%	5.64%	5.50%	5.40%
Compensation rate increases	3.50%	1.85%	3.50%	1.80%
Expected average remaining service lifetime	16 years	11 years	15 years	11 years

For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

The Company measures its benefit obligations and fair value of plan assets for accounting purposes on December 31 of each year.

The most recent actuarial valuation of the pension plans for funding purposes was on September 30, 2007 for the Canadian employee funded plans. The next required valuation of December 31, 2009 for both funded plans is in progress.

An actuarial valuation of the funded United Kingdom plan is made every three years on March 31. The last actuarial valuation was filed on March 31, 2009.

The most recent actuarial valuation of the pension plans for funding purposes was on December 31, 2008 for the Netherlands employee funded plan. The next required valuation of December 31, 2009 is in progress.

48 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Defined contribution plans

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable Company employees and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 of every $2 on additional employee contributions, up to a maximum of 3% of the employee’s base salary. Refer to Note 17 for further details and compensation expense recorded during the period.

All of the Company’s U.S. employees may participate in defined contribution saving plans. These plans are subject to U.S. federal tax limitations and provide for voluntary employee salary deduction contributions. The formula for the Company’s defined contribution plans are based on a percentage of salary. The Company’s 2010 contribution was $3.4 million (2009 – $3.7 million, 2008 – $2.9 million).

In addition, the Company offered defined contribution pension plans to employees of some of its subsidiaries for which the funding formula is based on a percentage of salary. The Company’s 2010 contribution was $1.7 million (2009 – $1.1 million, 2008 – $0.7 million).

NOTE 25 – RESTRUCTURING CHARGE

On May 14, 2009, the Company introduced actions required to size the Company to current and expected market conditions. Approximately 700 employees were affected. A restructuring charge of $34.1million, consisting mainly of severance and other related costs, including the associated pension expense, was included in the net earnings in fiscal 2010. The plan has been completed.

The following summarizes the restructuring costs for the year ended March 31, 2010:

(amounts in millions)
	Employee Termination Costs	Other Costs	Total
Provision, beginning of year	$–	$–	$–
Expenses recorded	23.5	10.6	34.1
Payments made	(19.0)	(8.2)	(27.2)
Foreign exchange	(0.4)	(0.1)	(0.5)
Provision, end of year	$4.1	$2.3	$6.4

The following table provides the restructuring charge for each reportable segment:

(amounts in millions)
	2010	2009	2008
Simulation Products/Civil	$14.7	$–	$–
Simulation Products/Military	4.7	–	–
Training & Services/Civil	13.5	–	–
Training & Services/Military	1.2	–	–
	$34.1	$–	$–

CAE Year-End Financial Results 2010 | 49

Notes to the Consolidated Financial Statements

NOTE 26 – VARIABLE INTEREST ENTITIES

The following table summarizes the total assets and total liabilities by segment of the significant variable interest entities (VIEs) in which the Company has a variable interest as at March 31:

(amounts in millions)	2010		2009
	Assets	Liabilities	Assets	Liabilities
Training and Services/Civil:
Sale and leaseback structures
Air Canada Training Centre – Fiscal 2000	$12.0	$12.0	$12.6	$12.6
Toronto Training Centre – Fiscal 2002	10.3	10.3	10.9	10.9
Denver/Dallas – Fiscal 2003	47.1	47.1	49.4	49.4
SimuFlite – Fiscal 2004	67.3	67.3	70.5	70.5
Assets and liabilities of non-consolidated VIEs subject to disclosure	$136.7	$136.7	$143.4	$143.4
Training and Services/Military:
Sale and leaseback structures
Aircrew Training Centre – Fiscal 1998	$83.3	$69.2	$65.7	$50.0
Consolidated assets and liabilities before allowing for its classification as a VIE and the Company being the primary beneficiary	$83.3	$69.2	$65.7	$50.0
Simulation Products/Civil:
Partnership arrangement
Flight simulator – Capital L.P. – Fiscal 2010	$2.5	$0.2	$–	$–
Assets and liabilities of non-consolidated VIEs subject to disclosure	$2.5	$0.2	$–	$–
Simulation Products/Military:
Partnership arrangement
Eurofighter Simulation Systems – Fiscal 1999	$62.3	$54.9	$80.2	$75.0
Assets and liabilities of non-consolidated VIEs subject to disclosure	$62.3	$54.9	$80.2	$75.0

Sale and leaseback structures

A key element of CAE’s finance strategy to support the investment in its civil and military training and services business is the sale and leaseback of certain full-flight simulators (FFSs) installed in the Company’s global network of training centres. This provides CAE with a cost-effective long-term source of fixed-cost financing. A sale and leaseback structure arrangement can be executed only after the FFS has achieved certification by regulatory authorities (i.e. the simulator is installed and is available to customers for training). The sale and leaseback structures are typically structured as leases with an owner participant.

The Company has entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to simulators used in the Company’s training centres for the military and civil aviation segments. These leases expire at various dates up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. Collaterized long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives, finance these SPEs. The equipment serves as collateral for the long-term debt of the SPEs.

The Company’s variable interests in these SPEs are solely through fixed purchase price options and residual value guarantees, except for one case where it is in the form of equity and subordinated loan.

The Company concluded that some of these SPEs are VIEs. At the end of fiscal 2010 and 2009, the Company is the primary beneficiary for one of them. The assets and liabilities of this VIE are fully consolidated into the Company’s consolidated financial statements as at March 31, 2010 and March 31, 2009.

For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate. As at March 31, 2010, the Company’s maximum potential exposure to losses relating to these non-consolidated SPEs was $38.7 million
(2009 –$48.1 million).

Partnership arrangements

The Company entered into partnership arrangements to provide manufactured military simulation products as well as training and services for both the military and civil segments. As well, during fiscal 2010, we have joined together with two other parties to form a limited partnership to provide qualifying customers competitive lease financing for the Company’s civil flight simulation equipment (financing vehicle).

50 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

The Company’s involvement with entities, in connection with these partnership arrangements, is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training service contracts. The Company concluded that certain of these entities are VIEs, but the Company is not the primary beneficiary. Accordingly, these entities have not been consolidated. Except for the financing vehicle partnership, the Company continues to account for these investments in the Simulation Products/Military segment under the equity method, recording its share of the net earnings or loss based on the terms of the partnership arrangements. The Company accounts for the financing vehicle partnership formed during fiscal 2010 as an available-for-sale financial instrument. As at March 31, 2010 and 2009, the Company’s maximum off-balance sheet exposure to losses related to these non-consolidated VIEs, other than from its contractual obligations, was not material.

note 27 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its businesses based principally on products and services as follows:

(i)     Simulation Products/Civil – Designs, manufactures and supplies civil flight simulators, training devices and visual systems;

(ii)    Simulation Products/Military – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;

(iii)   Training & Services/Civil – Provides business and commercial aviation training for all flight and ground personnel and all associated services;

(iv)   Training & Services/Military – Supplies turnkey training services, support services, systems maintenance and modelling and simulation solutions.

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is earnings before other income (expense), interest, income taxes and discontinued operations (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s Consolidated Financial Statements. Transactions between operating segments are mainly simulator transfers from the Simulation Products/Civil segment to the Training & Services/Civil segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is made based on a proportion of each segment’s cost of sales.

(amounts in millions)	Simulation Products			Training & Services		Total
	2010	2009	2008	2010	2009	2008	2010	2009	2008
		Restated (Note 2)	Restated (Note 2)		Restated (Note 2)	Restated (Note 2)		Restated (Note 2)	Restated (Note 2)
Civil
External revenue	$284.1	$ 477.5	$ 435.3	$433.5	$ 460.5	$ 382.1	$717.6	$ 938.0	$ 817.4
Segment operating income	49.4	92.1	95.3	75.1	87.0	71.6	124.5	179.1	166.9
Depreciation and amortization
Property, plant and equipment	4.8	4.8	4.7	56.7	54.8	44.5	61.5	59.6	49.2
Intangible and other assets	1.7	2.0	2.1	8.5	7.5	6.0	10.2	9.5	8.1
Capital expenditures	14.7	5.6	4.6	79.5	168.9	161.8	94.2	174.5	166.4
Military
External revenue	$545.6	$ 483.5	$ 383.7	$263.1	$ 240.7	$ 222.5	$808.7	$ 724.2	$ 606.2
Segment operating income	95.7	87.7	51.7	43.9	39.0	32.0	139.6	126.7	83.7
Depreciation and amortization
Property, plant and equipment	6.3	6.0	6.0	7.6	5.7	5.4	13.9	11.7	11.4
Intangible and other assets	5.0	5.4	4.5	2.6	2.7	2.3	7.6	8.1	6.8
Capital expenditures	5.8	6.5	7.3	30.9	22.7	15.8	36.7	29.2	23.1
Total
External revenue	$829.7	$ 961.0	$ 819.0	$696.6	$ 701.2	$ 604.6	$ 1,526.3	$ 1,662.2	$ 1,423.6
Segment operating income	145.1	179.8	147.0	119.0	126.0	103.6	264.1	305.8	250.6
Depreciation and amortization
Property, plant and equipment	11.1	10.8	10.7	64.3	60.5	49.9	75.4	71.3	60.6
Intangible and other assets	6.7	7.4	6.6	11.1	10.2	8.3	17.8	17.6	14.9
Capital expenditures	20.5	12.1	11.9	110.4	191.6	177.6	130.9	203.7	189.5

CAE Year-End Financial Results 2010 | 51

Notes to the Consolidated Financial Statements

Earnings before interest and income taxes

The following table provides reconciliation between total Segment Operating Income and earnings before interest and income taxes:

(amounts in millions)	2010	2009	2008
Total segment operating income	$264.1	$305.8	$250.6
Restructuring charge (Note 25)	(34.1)	–	–
Earnings before interest and income taxes	$230.0	$305.8	$250.6

Assets employed by segment

The Company uses assets employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets. Assets employed exclude cash, income tax accounts and assets of certain non-operating subsidiaries.

(amounts in millions)	2010	2009
		Restated (Note 2)
Simulation Products/Civil	$236.6	$257.3
Simulation Products/Military	424.5	400.1
Training & Services/Civil	1,150.3	1,359.3
Training & Services/Military	300.1	257.7
Total assets employed	$2,111.5	$2,274.4
Assets not included in assets employed	$510.4	$391.4
Total assets	$2,621.9	$2,665.8

Geographic information

The Company markets its products and services in over 20 countries. Sales are attributed to countries based on the location of customers.

(amounts in millions)	2010	2009	2008
Revenue from external customers
Canada	$157.7	$93.8	$98.4
United States	444.3	561.2	468.9
United Kingdom	148.3	124.0	102.2
Germany	181.3	203.8	162.6
Netherlands	62.2	87.5	98.0
Other European countries	154.5	174.3	145.5
China	78.9	86.3	71.1
United Arab Emirates	82.6	69.3	53.3
Other Asian countries	97.3	117.7	81.8
Australia	71.7	79.2	78.1
Other countries	47.5	65.1	63.7
	$1,526.3	$1,662.2	$1,423.6

(amounts in millions)	2010	2009
		Restated (Note 2)
Property, plant and equipment, goodwill and intangible assets
Canada	$268.7	$233.1
United States	355.1	422.2
South America	55.8	76.1
United Kingdom	156.2	164.1
Spain	85.4	95.8
Germany	72.5	81.1
Belgium	72.1	91.6
Netherlands	96.7	129.2
Other European countries	71.0	43.7
United Arab Emirates	68.4	85.0
Other Asian countries	119.2	126.3
Other countries	13.4	12.8
	$1,434.5	$1,561.0

52 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

NOTE 28 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed if its consolidated financial statements had been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP).

The effect of these principal differences on the Company’s consolidated financial statements is described and quantified as follows:

Reconciliation of consolidated net earnings in Canadian GAAP to U.S. GAAP

(amounts in millions, except per share amounts)	Notes	2010	2009	2008
			Restated (Note 2)	Restated (Note 2)
Net earnings in accordance with Canadian GAAP		$144.5	$201.1	$151.3
Results of discontinued operations in accordance with Canadian GAAP		–	(1.1)	(12.1)
Earnings from continuing operations in accordance with Canadian GAAP		$144.5	$202.2	$163.4
Deferred development costs excluding amortization	A	(11.2)	(5.7)	1.8
Amortization of deferred development costs	A	3.4	3.3	2.9
Financial instruments	B	21.0	(7.8)	6.2
Reduction of the net investment in self-sustaining operations	D	0.3	(1.9)	–
Defined benefit and other post-retirement benefit plans	E	1.1	0.2	–
Stock-based compensation	F	1.1	(2.2)	(5.9)
Acquisition-related costs	G	(2.7)	–	–
Future income tax relating to the above adjustments		(5.3)	1.6	(5.4)
Non-controlling interests, net of tax	J	1.9	0.5	2.1
Earnings from continuing operations – U.S. GAAP		$154.1	$190.2	$165.1
Results from discontinued operations in accordance with U.S. GAAP		–	(1.1)	(12.1)
Net earnings in accordance with U.S. GAAP		$154.1	$189.1	$153.0
Net earnings attributable to the non-controlling interests in accordance with U.S. GAAP	J	(1.9)	(0.5)	(2.1)
Net earnings attributable to the equity holders of the Company in accordance with U.S. GAAP		$152.2	$188.6	$150.9
Basic and diluted earnings per share from continuing operations attributable to the equity holders of the Company in accordance with U.S. GAAP		$0.59	$0.75	$0.64
Basic and diluted results per share from discontinued operations attributable to the equity holders of the Company in accordance with U.S. GAAP		$–	$(0.01)	$(0.05)
Basic and diluted net earnings per share attributable to the equity holders of the Company in accordance with U.S. GAAP		$0.59	$0.74	$0.59
Dividends per common share		$0.12	$0.12	$0.04
Weighted average number of common shares outstanding (Basic)		255.8	254.8	253.4
Weighted average number of common shares outstanding (Diluted)		255.8	255.0	254.6

CAE Year-End Financial Results 2010 | 53

Notes to the Consolidated Financial Statements

Consolidated statements of comprehensive income in accordance with U.S. GAAP

(amounts in millions)	Notes	2010	2009	2008
Net earnings in accordance with U.S. GAAP		$154.1	$189.1	$153.0
Other comprehensive (loss) income
Available-for-sale financial asset
Net change in fair value on available-for-sale financial asset		$(1.2)	$(0.6)	$–
Income tax		0.2	0.1	–
		$(1.0)	$(0.5)	$–
Defined benefit and other post-retirement benefit plans
Net change in actuarial (losses) gains	E	$(41.2)	$19.0	$(5.9)
Reclassifications to income	E	3.9	2.6	2.7
Income tax	E	10.1	(6.6)	(0.5)
		$(27.2)	$15.0	$(3.7)
Foreign currency translation adjustment
Net foreign exchange (losses) gains on translation of financial statements of self-sustaining foreign operations	D,J	$(228.3)	$114.4	$(50.2)
Net change in gains (losses) of certain long-term debt denominated in foreign currency and designated as hedges on net investments in self-sustaining foreign operations		18.3	(7.7)	15.7
Income tax	D	(0.6)	(1.4)	(0.6)
		$(210.6)	$105.3	$(35.1)
Total other comprehensive (loss) income in accordance with U.S. GAAP		$(238.8)	$119.8	$(38.8)
Comprehensive (loss) income in accordance with U.S. GAAP		$(84.7)	$308.9	$114.2
Comprehensive loss (income) attributable to the non-controlling interests in accordance with U.S. GAAP	J	$2.1	$(0.5)	$(2.1)
Comprehensive (loss) income attributable to the equity holders of the Company in accordance with U.S. GAAP		$(82.6)	$308.4	$112.1

Reconciliation of consolidated shareholders’ equity in Canadian GAAP to U.S. GAAP

(amounts in millions)	Notes	2010	2009	2008
			Restated (Note 2)	Restated (Note 2)
Shareholders’ equity in accordance with Canadian GAAP		$1,155.8	$1,197.8	$939.3
Deferred development costs, net of tax recovery of $7.8 (2009 – $6.4; 2008 – $6.3)	A	(22.4)	(16.0)	(13.7)
Financial instruments, net of tax recovery of $1.0 (2009 – tax expense of $9.8; 2008 – tax recovery of $0.1)	B	(2.7)	22.6	0.7
Foreign currency translation adjustment	D	0.8	0.1	(0.8)
Defined benefit and other post-retirement benefit plans, net of tax recovery of $20.8 (2009 – $11.6; 2008 – $17.5)	E	(57.7)	(30.7)	(43.7)
Stock-based compensation, net of tax expense of $0.9 (2009 – $0.5; 2008 – $1.0)	F	1.8	1.0	2.1
Acquisition-related costs, net of tax recovery of $0.8 (2009 – $nil; 2008 – $nil)	G	(1.9)	–	–
Shareholders’ equity in accordance with U.S. GAAP		$1,073.7	$1,174.8	$883.9

54 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Consolidated balance sheets in accordance with U.S. GAAP

(amounts in millions)	Notes		2010		2009
	H	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
				Restated (Note 2)
Assets
Current assets
Cash and cash equivalents		$312.9	$312.9	$195.2	$195.2
Accounts receivable	B	237.5	244.3	322.4	339.6
Contracts in progress		220.6	220.6	215.3	215.3
Inventories	B	126.9	127.1	118.9	119.5
Prepaid expenses		33.7	33.7	31.3	31.3
Income taxes recoverable		24.3	24.3	11.5	11.5
Future income taxes		7.1	7.1	5.3	5.3
		$963.0	$970.0	$899.9	$917.7
Property, plant and equipment, net	B	1,147.2	1,144.8	1,302.4	1,305.7
Future income taxes	A,B,E,F,G	82.9	87.2	86.1	90.3
Intangible assets	A	125.4	95.2	99.5	77.1
Goodwill	G	161.9	170.6	159.1	159.1
Other assets	B,E	141.5	118.3	118.8	104.4
		$2,621.9	$2,586.1	$2,665.8	$2,654.3

Liabilities
Current liabilities
Accounts payable and accrued liabilities	B,E,G	$467.8	$491.6	$540.4	$549.0
Deposits on contracts	B	199.7	195.1	203.8	196.4
Current portion of long-term debt	B	51.1	51.9	125.6	126.6
Future income taxes	A,B,F	23.0	21.8	20.9	26.7
		$741.6	$760.4	$890.7	$898.7
Long-term debt	B	441.6	442.5	354.7	355.2
Deferred gains and other long-term liabilities	B,E,F,G,J	200.5	232.8	184.9	177.3
Future income taxes	A,B,E,F	82.4	58.7	37.7	28.2
		$1,466.1	$1,494.4	$1,468.0	$1,459.4
Equity
Capital stock	C	$441.5	$685.7	$430.2	$674.4
Contributed surplus	F	10.9	10.9	10.1	10.0
Retained earnings	A,B,C,D,E,F,G	918.8	645.2	805.0	523.7
Accumulated other comprehensive loss	B,D,E	(215.4)	(268.1)	(47.5)	(33.3)
Shareholders’ equity		$1,155.8	$1,073.7	$1,197.8	$1,174.8
Non-controlling interests	J	–	18.0	–	20.1
		$1,155.8	$1,091.7	$1,197.8	$1,194.9
		$2,621.9	$2,586.1	$2,665.8	$2,654.3

Reconciliation items

A)    Deferred development costs

Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. Under U.S. GAAP, development costs are expensed as incurred.

In addition, the consolidated statement of cash flow under U.S. GAAP would have the effects of net cash provided by operating activities being lower and the net cash used in investing activities being lower by $14.6 million (2009 – $10.5 million;
2008 – $16.5 million).

B)    Financial instruments

Under Canadian GAAP, the accounting for changes in fair value (i.e. gains and losses) of derivative instruments depends on whether it has been designated and qualifies as part of a hedging relationship.

CAE Year-End Financial Results 2010 | 55

Notes to the Consolidated Financial Statements

Cash flow hedges

For strategies designated as cash flow hedges, the effective portion of the changes in the fair value of the derivative is accumulated in Other Comprehensive Income (OCI) until the variability in the cash flow being hedged is recognized in earnings in future accounting periods. For cash flow hedges, if a derivative instrument is designated as a hedge and meets the criteria for hedge effectiveness, earnings offset is available, but only to the extent that the hedge is effective. The ineffective portion of cash flow hedges is recorded in earnings in the current period.

Under U.S. GAAP the Company has not applied hedge accounting. As a result, all amounts accumulated in OCI under Canadian GAAP are reversed into earnings and retained earnings of U.S. GAAP purposes.

Fair value hedges

The Company has an outstanding interest rate swap contract that replaced a swap contract that had previously been put in place when the private placement was raised. The existing swap contract is designated as a fair value hedge of its private placement resulting from changes in LIBOR interest rates. With regards to the outstanding fair value hedge, the gains or losses on the hedged items attributable to the hedged risk are accounted for as an adjustment to the carrying value of the hedged items. For the fair value hedge that was discontinued prior to the transaction date, the carrying amount of the hedged item is adjusted by the remaining balance of any deferred gain or loss on the hedging item. As such, the hedge accounting adjustment has been recorded with the private placement as an increase to the gross long-term debt amount.

Under U.S. GAAP, the interest rate swap is recorded on the consolidated balance sheet at fair value with changes in fair value recognized in earnings. The Company has not applied hedge accounting. As a result, the hedge accounting adjustment has been recorded in earnings for U.S. GAAP purposes.

Embedded foreign currency derivatives

Under Canadian GAAP, the Company elects to record, as a single contract, an embedded foreign currency derivative in a host contract that is not a financial instrument, provided:

(i)     it is not leveraged;

(ii)    it does not contain an option feature; and

(iii)   it requires payments denominated in a currency that is commonly used in contracts to purchase or sell non-financial items in the economic environment in which the transaction takes place (for example, a relatively stable and liquid currency that is commonly used in local business transactions or external trade).

This policy choice is not permitted under U.S. GAAP which requires the embedded derivative to be bifurcated from the host contract, unless the currency is the functional currency of one of the substantial parties to the contract or is the routinely denominated currency for that particular good or service.

Transaction costs

Under Canadian GAAP, the Company elected to record transaction costs with the asset or liability to which they are associated thereby reclassifying deferred financing costs from other assets to long-term debt. Under U.S. GAAP, transaction costs are recorded as deferred financing costs presented in other assets.

C)    Capital stock

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under U.S. GAAP, the reduction of stated capital would not be permitted.

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of tax. In fiscal 2004, the Company included share issued costs of $5.1 million into its retained earnings. Under U.S. GAAP, these costs were recorded as a reduction of capital stock.

D)    Foreign currency translation adjustment

Under Canadian GAAP, a gain or loss equivalent to a proportionate amount of the exchange gains and losses accumulated in OCI is recognized in earnings when there has been a reduction in the net investment in a self-sustaining foreign operation. A reduction in the net investment occurs when there has been a dilution or sale of part or all of the Company’s interest in the foreign operation or a reduction in the equity of the foreign operation as a result of capital transactions. Under U.S. GAAP, a reduction in currency translation adjustment account is permitted only upon sale or upon complete or substantially complete liquidation of an investment in a self-sustaining foreign operation.

The Company measures its reconciliation items in the foreign currency of the related entity. Upon consolidation, the translation of these items creates a foreign currency translation adjustment.

56 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

E)    Defined benefit and other post-retirement benefit plans

As at March 31, 2007, the Company prospectively adopted SFAS 158, Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans – an amendment of FAS statements No. 87, 88, 106 and 132 (R) (now included in FASB ASC topic 715, Compensation-Retirement Benefits). Under this statement, the over-funded or under-funded status of a defined benefit pension and other post-retirement benefit plans are recognized as assets or liabilities on the consolidated balance sheet. Any unrecognized actuarial gains or losses, prior service cost or credits and unrecognized net transitional assets or obligations are recognized as a component of accumulated other comprehensive income. This concept does not currently exist under Canadian GAAP.

Under Canadian GAAP, plan assets and obligations are measured as at the date of the annual financial statements or not more than three months prior to that date. The Company measures its plan assets and obligations on December 31 of each year. Starting fiscal 2009, under U.S. GAAP, ASC 715 requires defined benefit plan assets and obligations to be measured as at the year end balance sheet date, March 31 of each year. As a result, the Company recorded a reduction of $2.1 million, net of tax recovery of $0.8 million, to retained earnings representing the net periodic benefit cost for the period between January 1, 2008 and March 31, 2008.

F)     Stock-based compensation

Under Canadian GAAP, the Company has adopted Emerging Issues Committee (EIC)-162, Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date, in the third quarter of fiscal 2007, with restatement of prior periods. Under U.S. GAAP, the Company adopted SFAS 123R, Share-Based Payment (revised 2004), (now included in FASB ASC topic 718, Compensation-Stock Compensation), on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except that SFAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. The nominal vesting period approach is continued for any option awards granted prior to adopting ASC 718 and for the remaining portion of unvested outstanding options. Consequently, this creates a discrepancy in the compensation expense reported in each year.

G)    Business combinations

Under Canadian GAAP, the Company includes, in the determination of a purchase price acquisition-related costs incurred in the pre-acquisition period. Under U.S. GAAP, these costs are expensed.

Under Canadian GAAP, the Company recognizes contingent consideration when it can be reasonably estimated and determined beyond reasonable doubt. Under U.S. GAAP, contingent consideration are initially measured at fair value and remeasured to fair value at each balance sheet date.

H)    Accounting for joint ventures

U.S. GAAP requires the Company’s investments in joint ventures to be accounted for using the equity method. However, under an accommodation of the SEC, accounting for joint ventures needs not be reconciled from Canadian to U.S. GAAP. The different accounting treatment affects only display and classification and not earnings or shareholders’ equity.

I)      Investment tax credits

Under Canadian GAAP, the Company records its ITCs arising from research and development activities on a net basis against the costs to which they relate. Under U.S. GAAP, when the Company recognizes its federal ITCs into earnings, the credit is reflected as a reduction of tax expense.

J)     Non-controlling interests

Under Canadian GAAP, non-controlling interests are classified as a liability and net earnings and comprehensive income exclude the portion attributable to the non-controlling interests. Under U.S. GAAP, non-controlling interests are classified as equity and net earnings and comprehensive income include the portion attributable to the non-controlling interests.

The changes in non-controlling interests were as follows for the years ended March 31:

(amounts in millions)	2010	2009	2008
Balance, beginning of year	$20.1	$19.4	$17.3
Net earnings	1.9	0.5	2.1
Other comprehensive loss	(4.0)	–	–
Acquisition of non-controlling interest	–	0.2	–
Balance, end of year	$18.0	$20.1	$19.4

CAE Year-End Financial Results 2010 | 57

Notes to the Consolidated Financial Statements

Changes in accounting policies

Fair value measurements

In February 2008, the FASB delayed the effective date of ASC 820 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company has adopted ASC 820 to its non-financial assets and non-financial liabilities in fiscal 2010. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

Business combination and non-controlling interests in consolidated financial statements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and No. 160, Non-controlling Interests in Consolidated Financial Statements (now included in FASB ASC topic 805, Business Combinations, and ASC 810, Consolidation, respectively). These statements require a greater number of acquired assets and assumed liabilities to be measured at fair value as at the acquisition date. As well, liabilities related to contingent consideration should be remeasured to fair value at each subsequent reporting period. In addition, an acquirer should expense all acquisition-related costs in the pre-acquisition period. Finally, non-controlling interests in subsidiaries should initially be measured at fair value and classified as a separate component of equity. The Company adopted these statements in fiscal 2010 and were applied prospectively to business combinations for which the acquisition date was on or after the beginning of fiscal 2010.

Subsequent events

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (now included in FASB ASC topic 855, Subsequent Events). The standard addresses the recognition and disclosure of events that occur after the balance sheet date but before the issuance of the financial statements. As amended by FASB Accounting Standards Update (ASU) No. 2010-09 dated February 2010, an SEC filer is not required to disclose the date through which subsequent events have been evaluated. The Company adopted this statement prospectively in fiscal 2010. This statement did not have a material impact on the Company’s consolidated financial statements.

Future changes to accounting standards

Revenue recognition

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, an amendment to FASB ASC topic 605, Revenue Recognition, and ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements, an amendment to FASB ASC subtopic 985-605, Software – Revenue Recognition. The updates provide guidance on arrangements that include software elements, including tangible products that have software components that are essential to the functionality of the tangible product and will no longer be within the scope of the software revenue recognition guidance, and software-enabled products that will now be subject to other relevant revenue recognition guidance. The updates provide authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor-specific objective evidence or third-party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The updates must be adopted in the same period using the same transition method and are effective prospectively, with retrospective adoption permitted, for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is also permitted; however, early adoption during an interim period requires retrospective application from the beginning of the fiscal year. The Company is currently evaluating the impact of the adoption of the updates on the consolidated financial statements.

Transfers of financial assets

In June 2009, the FASB issued SFAS 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140 (now included in FASB ASC 860 topic, Transfers and Servicing), which amends the derecognition guidance in SFAS 140. In addition, this statement removes the concept of a qualifying special-purpose entity and the exception from applying ASC 810-10-15 subtopic, Variable Interest Entities, to qualifying special-purpose entities. These amendments are effective for financial asset transfers occurring on or after the first annual reporting period beginning after November 15, 2009 and early adoption is permitted. The Company is currently evaluating the impact of these amendments on its consolidated financial statements.

Variable Interest Entities

In June 2009, the FASB issued SFAS 167, Amendments to FASB Interpretation No. 46(R) (now included in FASB ASC subtopic
810-10-15, Variable Interest Entities), which amends guidance on variable interest entities. These amendments include requiring an entity to perform an analysis to determine whether the enterprise’s variable interest gives it controlling financial interest in a variable interest entity and requiring ongoing reassessment of whether an enterprise is the primary beneficiary. These amendments are effective as of the beginning of the first fiscal year beginning after November 15, 2009 and early adoption is permitted. The Company is currently evaluating the impact of these amendments on its consolidated financial statements.

58 | CAE Year-End Financial Results 2010

Notes to the Consolidated Financial Statements

Additional U.S. GAAP disclosure

(amounts in millions)	Notes		2010		2009		2008
	H	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
				Restated (Note 2)		Restated (Note 2)
Revenues from sales of simulators(1)	B	$829.7	$829.2	$961.0	$969.0	$819.0	$813.7
Revenues from sales of training and services(1)	B	$696.6	$696.2	$701.2	$701.9	$604.6	$604.6
Cost of sales from simulators(2)	A,B,E,I	$585.2	$609.0	$668.6	$684.4	$571.9	$575.5
Cost of sales from training and services(2)	A,B,E,I	$415.0	$414.7	$420.4	$423.8	$361.1	$362.6
Rental expenses		$73.9	$73.9	$72.4	$72.4	$66.1	$66.1
Selling, general and administrative expenses	F,G	$188.1	$189.4	$194.1	$196.3	$186.5	$192.4
Foreign exchange loss (gain)	B,D	$–	$(12.8)	$0.9	$6.7	$(12.6)	$(26.1)
Interest expense, net	B	$26.0	$16.5	$20.2	$26.9	$17.5	$19.6

(1)  Taxes assessed by government authorities that are directly imposed on revenue-producing transactions between the Company and customers are excluded from revenue.

(2)  Includes research and development expenses.

note 29 – COMPARATIVE FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation adopted in the current year.

note 30 – SUBSEQUENT EVENTS

Credit facility refinancing

On April 6, 2010, the Company announced the conclusion of an agreement to refinance its existing credit facility due to expire in
July 2010. The new agreement is a committed three-year revolving credit facility of US$450.0 million with an option to increase to a total amount of up to US$650.0 million.

The Datamine Group

On April 19, 2010, the Company announced the acquisition of The Datamine Group (Datamine) for an initial total cost of $22.8 million. Datamine is a supplier of mining optimization software tools and services.

CAE Year-End Financial Results 2010 | 59